AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3
                                  TO FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                -----------------

                           Commission File No. 0-28223

                           CHAMPIONLYTE PRODUCTS, INC.
                 (Name of Small Business Issuer in its Charter)


      FLORIDA                  2000                  65-0510294
-------------------    ---------------------    ---------------------
 (State or Other         (Primary Standard        (I.R.S. Employer
 Jurisdiction of             Industrial           Identification No.)
 Incorporation or       Classification No.)
   Organization)


                                               ChampionLyte Products, Inc.
      1356 N.W. Boca Raton Blvd.                1356 N.W. Boca Raton Blvd.
         Boca Raton, FL 33432                      Boca Raton, FL 33432
           (561) 417-6800                            (561) 417-6800
 ---------------------------------------   -------------------------------------
   (Address and Telephone Number of        (Name, Address and Telephone Number
    Principal Executive Offices and               of Agent for Service)
       Principal Place of Business)


                                    COPY TO:

                              Samuel Goldfarb, Esq.
                       Aronauer, Goldfarb, Sills & Re, LLP
                               444 Madison Avenue
                            New York, New York 10022
                                 (212) 755-6000

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Each            Proposed        Proposed
Class of                 Maximum         Maximum            Aggregate        Amount of
Securities to            Amount to be    Offering Price     Offering         Registration
be Registered            Registered      Per Share(1)       Price(1)         Fee(3)
--------------------    --------------- ----------------    ---------------  --------------
Common Stock,
$.001 par value         5,927,229       $          0.70     $4,149,060.00    $   381.71

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the last trade price reported on the OTC Bulletin Board on April 1, 2002.

(2) Represents shares of common stock issuable in connection with the conversion of shares of our Series II Convertible Preferred Stock and exercise of the 698,948 Common Stock Purchase Warrants issued in connection with the U.S. Bancorp Investments financing ("U.S. Bancorp Warrants").

(3) A fee of $2,821.00 was previously submitted, based on the number of shares and proposed offering price at such time.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                -----------------

                               PROSPECTUS SUMMARY

We are registering 5,927,229 shares of our common stock for resale by the holders obtaining such shares upon conversion of our Series II Convertible Preferred Stock and upon exercise of common stock purchase warrants issued to U.S. Bancorp Libra and its designees ("U.S. Bancorp Warrants") in connection with the U.S. Bancorp Investments, Inc. financing transaction. The selling price of the common stock will be determined by market factors at the time of their resale.

                                -----------------

This prospectus relates to the resale by the selling stockholders of up to 5,927,229 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of our Series A Convertible Note to the selling stockholders and we will receive aggregate proceeds of $1,223,159 upon exercise of the U.S. Bancorp Warrants.

                                -----------------

Our common stock is listed on the OTC-Bulletin Board under the symbol "CPLY". The last reported sale price of the common stock on April 1, 2002 was $0.70.

                                -----------------
Investing in ChampionLyte's common stock involves risks. See "Risk Factors" beginning on page 6.

                                -----------------

The SEC and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of common stock.

                                -----------------

As used in this prospectus, the terms "we", "us", "our", and "ChampionLyte" refer to ChampionLyte Products, Inc., and the term "common stock" means our common stock, par value $.001 per share.


Common stock offered by the selling            5,927,229,  plus an indeterminate
stockholders                                   number of shares of common stock
                                               that may become issuable to
                                               prevent dilution resulting from
                                               stock splits, stock dividends
                                               and conversion price adjustments,
                                               which are included pursuant to
                                               Rule 416 promulgated under the
                                               Securities Act of 1933.

Common stock currently outstanding             As of March 15, 2002, we have
                                               7,501,399 shares of common stock
                                               issued and outstanding.

Use of Proceeds                                We will not receive any proceeds
                                               from the sale of shares of common
                                               stock by the selling shareholders
                                               We have received proceeds from
                                               the sale of our Series A
                                               Convertible Note to the selling
                                               shareholders, which Note was
                                               converted into Series II
                                               Preferred Stock, which, along
                                               with the U.S. Bancorp Warrants,
                                               are convertible into the shares
                                               of common stock being registered
                                               hereunder. We will receive
                                               proceeds from the exercise of the
                                               U.S. Bancorp Warrants, and those
                                               proceeds will be used for general
                                               corporate purposes, including
                                               working capital.

OTC Bulletin Board trading symbol              CPLY

These share numbers are based on shares outstanding as of March 15, 2002 and exclude:

         533,301 shares of common stock issuable upon exercise of outstanding common stock purchase warrants issued to Cumberland Packing Corp. on September 24, 1999 (See "Description of Capital Stock - Cumberland Warrants").

         789,810 shares of common stock issuable upon exercise of outstanding common stock options at an exercise price ranging from $.001 to $1.50 per share.

                           CHAMPIONLYTE PRODUCTS, INC.
                                TABLE OF CONTENTS

PART I                                                                     PAGE

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
        . . . . . . . . . . . . . . .

        RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS . . . . . .    9

        SUMMARY FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . .    9

        USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . .  .   10

        SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . .   11

        PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . .   13

        DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . .   15
             DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . .   16
             CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . .   16

        BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

        LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . .   24

        PRICE RANGE OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . .   24

        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION  . . . .   25

        MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

        PRINCIPAL STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . .   30

        LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   31

        EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

        WHERE YOU CAN FIND MORE INFORMATION ABOUT US . . . . . . . . . . .   32

        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . .  F-1 to F-19

        PART II

        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION  . . . . . . . . . . . II-1

        INDEMNFIICATION OF DIRECTORS AND OFFICERS  . . . . . . . . . . . . II-1
        . .

        RECENT SALES OF UNREGISTERED SECURITIES  . . . . . . . . . . . . . II-2

        EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-3

        UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . II-3

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE WILL HAVE A SUBSTANTIAL AMOUNT OF OUTSTANDING SECURITIES WHICH ARE CONVERTIBLE INTO COMMON STOCK, WHICH MAY RESULT IN SUBSTANTIAL DILUTION OF NEW STOCKHOLDERS.

         We currently have outstanding: (i) Common Stock Purchase Warrants, which the holder may exercise to purchase 533,301 shares of common stock (increasable up to 844,567 shares assuming full conversion of all outstanding Series II Convertible Preferred Stock) for the greater of $2.50 per share or 50% of the average per share trading price for common stock during the 20 days preceding exercise; and (ii) 789,810 common stock options exercisable at an average exercise price ranging from $.001 to $1.50 per share. If all of those securities are converted into common stock, the number of shares of common stock outstanding will increase from 7,501,399 to 8,824,510, without taking into account the issuance of the shares covered by this prospectus.

RESTRICTIONS IMPOSED BY OUR SECURITIES HOLDER AGREEMENT WITH U.S. BANCORP INVESTMENTS, INC. MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

         Our Securities Holder Agreement with U.S. Bancorp Investments, Inc. contains provisions which require us to obtain the consent of U.S. Bancorp in order to be able to:

         i)       incur any indebtedness;
         ii)      pay dividends;
         iii)     issue any additional securities;
         iv)      make investments;
         v)       sell assets;
         vi)      enter new business segments;
         vii) enter into certain transactions, including mergers and certain consolidations; or
         viii)    create or permit liens on any of our assets.

         If we believe such actions are necessary but fail to obtain U.S. Bancorp's consent, our business may be adversely affected.

WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL NEW PRODUCTS WHICH ARE IMPORTANT TO OUR GROWTH.

         An important part of our strategy is to increase our sales through the development of new sugar-free, fat-free food products. We cannot assure you that we will be able to develop, market and distribute future products that will enjoy market acceptance. The failure to continue to develop new food products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

         Our results of operations may be impacted adversely in various ways by the introduction of new products, even if they are successful. We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred. In addition, when we introduce new product or bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

OUR QUARTERLY OPERATING RESULTS FOR OUR BEVERAGE PRODUCT MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF THE SEASONALITY OF THAT BUSINESS.

         We believe that the market for our isotonic beverage product will achieve its highest revenues during the spring and summer, the second and third quarters of each fiscal year. This seasonality may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

OUR RELIANCE ON CO-PACKERS MAY ADVERSELY AFFECT OUR REVENUES.

         All of our products are currently produced for us by co-packers. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks. One such risk is that one co-packer currently accounts for all of our Syrup and two co-packers are responsible for all of our refresher drink production. If any of these co-packers were to terminate or fail to renew our contract, or have difficulties in producing beverages for us, our ability to produce our products would be adversely affected until we were able to make alternative arrangements. Another risk is that our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products. Please refer to the section of this prospectus entitled "Business -- Co-packing Arrangements."

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT US.

         Our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. To address this risk, we have entered long term employment agreements with each of these executives. However, there can be no assurance that these individuals will continue in their employment throughout the terms of those agreements. Please refer to the section of this prospectus entitled "Management -- Executive Officers, Directors and Key Employees."

WE MAY INCUR LOSSES AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US OR AS A RESULT OF ANY PRODUCT RECALLS WE HAVE TO MAKE.

         We may be liable if the consumption of any of our products causes injury, illness or death. We may also be required to withdraw or recall some of our products if they become contaminated or are damaged or mislabeled. Although we have insurance to cover some of these events, a significant product liability judgment against us or a widespread product withdrawal or recall could have a material adverse effect on our business and financial condition.

COMPETITION FROM OTHER BEVERAGE AND SYRUP COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO COULD ADVERSELY AFFECT US.

         The syrup and sports refresher drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Moreover, we expect that competition will increase as larger beverage and syrup companies seek to compete more intensely with us in our fat-free, sugar-free end of the market. Please refer to the section of this prospectus entitled "Business -- Competition."

COMMON STOCK  OWNERSHIP BY CURRENT  MANAGEMENT MAY HAVE ADVERSE  CONSEQUENCES TO
YOU.

         After the resale of all shares registered by this prospectus and assuming conversion of outstanding Preferred Stock and exercise of outstanding stock options, existing management of ChampionLyte will own approximately 25% of our outstanding common stock. As such, management will have significant influence over the election of directors and the outcome of other corporate actions requiring stockholder approval.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM.

         There has been a thin trading market in our common stock, with average daily volume of approximately 5,700 shares in February 2002. We do not know the extent to which that market will expand or contract upon the resale of the shares registered under this prospectus. Therefore, your ability to resell your shares may be limited. Actions or announcements by our competitors, regulatory developments and economic conditions, as well as period-to-period fluctuations in our financial results, may have significant effects on the price of our common stock.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         We do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Moreover, our ability to pay dividends on our common stock is limited under the terms of our Series II Preferred Stock. (See "Description of Capital Stock -- Dividend Policy").

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD ADVERSELY AFFECT THE PRICE OF COMMON SHARES.

         Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Although many shares will not be available for sale shortly after the offering because of legal restrictions on resale, sales of substantial amounts of our common stock in the public market after these restrictions end could adversely affect the prevailing market price and our ability to raise equity capital in the future.

         Immediately after the issuance of the shares covered by this Registration Statement is completed, 13,428,628 shares of common stock will be outstanding, including 698,948 common stock purchase warrants. Of these shares, all of the shares sold covered by the Registration Statement will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by persons who are considered our affiliates under Rule 144 of the Securities Act. Of remaining shares of common stock outstanding, 4,719,910 shares are considered restricted securities and 2,781,489 are freely trading based on prior exemptions from registration under Regulation D of the Securities Act. The restricted shares may be sold in the future without registration under the Securities Act only as permitted by Rule 144 or another exemption under the Securities Act. In addition, we have adopted a stock option plan and have reserved 1,000,000 shares of common stock for issuance under this plan. As of March 19, 2002, options to acquire 459,810 shares of our common stock were outstanding under our 1999 Stock Incentive Plan, none of which have been exercised, and 330,000 stock options outstanding that were issued outside of the Stock Incentive Plan. On April 9, 2001 we filed a registration statement under the Securities Act on Form S-8 covering the shares available under the Stock Incentive Plan.

         We cannot predict the effect, if any, that future sale of restricted shares, the availability of these restricted shares for sale, the issuance of shares of common stock upon the exercise of options, or the perceptions that these sales or exercises could occur, will have on the market price prevailing from time to time.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

         We commenced the sale of our Sweet'N Low(R) syrup products in 1999 and commenced sale of our Champion Lyte(R) isotonic beverage in August 2000. As a result of our limited operating history, we do not have meaningful historical financial data upon which to forecast quarterly annual revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of operation.

         We have incurred substantial losses to date and we expect net losses in the future. From inception through December 31, 2001, we had an accumulated deficit of $11,878,745. We expect net losses for the next several quarters as we continue to penetrate the marketplace and generate significant revenues. As a result, we may never achieve profitability and, if we do, we may not be able to sustain or increase it.

THE NEED FOR ADDITIONAL INVESTMENT CAPITAL.

         Based upon working capital available to the Company at March 31, 2002, we believe the Company will need additional capital by the end of the third quarter of 2002 to continue to pursue the Company's current business plans. There can be no assurance that we will obtain such additional capital. The possibility that we will fail to obtain such additional capital should be considered a major risk in investing in the Company's securities.

IF WE FAIL TO ADEQUATELY MANAGE OUR GROWTH, WE MAY NOT BE SUCCESSFUL.

         We expect our business and number of employees to grow over the next 12 months. In particular, we intend to hire additional sales, marketing and administrative personnel and to increase expenditures for advertising and marketing. We expect that our growth will place significant stress on our operation, management and employee base. Any failure to address the needs of our growing business successfully would have a material adverse effect on our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements we have made in this prospectus under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following:

         development and operating costs,

         changing trends in customer tastes and demographic patterns,

         changes in business strategy or development plans,

         general economic, business and political conditions in the countries and territories in which we operate,

         changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements,

         costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                          SUMMARY FINANCIAL INFORMATION

         The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus. The information for the year ended December 31, 2001 and 2000 are derived from our audited consolidated financial statements.

(in thousands,                                           Proforma
except per share                                           Year
data)                                                      Ended
                                  Year Ended             December
                                 December 31,               31,
                             ----------------------    --------------
                             2000             2001        2001(1)
                             ---------   ----------    --------------
                                                        (Unaudited)

Net Sales                      $1,024       $1,245           $ 1,245
Gross Profit                      426          498               498
Operating
  Expenses                      3,663        5,249             5,125
Net Loss Per
  Share available
  to common
  shareholders                (4,068)      (5,969)           (5,872)
Net Loss Per
  Share - basic &
  diluted                      (0.66)       (0.93)            (0.51)
Weighted Average
  Shares
  outstanding -
  basic & diluted               6,139        6,427            11,427
Working Capital
  (Deficiency)                 $5,074        $ 888             $ 888
Current Assets                  5,579        1,342             1,342
Noncurrent
  Assets                          584          326               326
Current
  Liabilities                     505          454               454
Long-Term Debt                  7,378            8                 8
Series II Redeemable
  Preferred Stock                   -        8,230                 -
Shareholders'
(Deficiency)
Equity                        (1,731)      (7,024)             1,206


(1) The unaudited proforma adjustments included in the accompanying unaudited summary financial information as of and for the year ended December 31, 2001 are to reflect the conversion of 8,230 of Series II Preferred Stock into 5,228,281 shares of our common stock. This proforma adjustment does not reflect the exercise of 698,948 stock purchase warrants by US Bancorp Libra at an exercise price of $1.75 per share.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock through this prospectus. We will receive proceeds from the payment of the exercise price of the U.S. Bancorp Warrants, if any are exercised. The maximum amount of proceeds from the exercise of these Warrants is $1,223,159. We have agreed to pay the expenses of the registration of the common stock offered by this prospectus, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. We will use the net proceeds from the exercise of the U.S. Bancorp Warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

         All of the common stock being registered hereunder underlies convertible securities issued by us in connection with a financing transaction we consummated in June 2000 with US Bancorp Investments, Inc. ("U.S. Bancorp"). In that transaction, we received $8,000,000 in exchange for our Series A Convertible 5% Promissory Note ("Note"). On January 10, 2001, the Note was converted into 8,230 shares of Series II Preferred Stock at the rate of one share of Series II Preferred Stock for each $1,000 of principal and accrued interest under the Note. The Series II Preferred Stock, which carries a cumulative 5% preferred dividend, is convertible into our common stock at the rate of one share of common stock for each $1.70 of conversion value of the Preferred Stock plus the cumulative 5% dividend. The holder of each share of Series II Preferred Stock has the right to one vote for each share of common stock into which the holders' Series II Preferred Stock is convertible, thereby entitling the Series II Preferred stockholders to vote together as a single class with the holders of common stock. In addition, the holders of Series II Preferred Stock have the right to vote as a single class to elect one member to the Company's Board of Directors and to approve certain corporate actions outlined in paragraph 5 of this Section.

         As of December 31, 2001, the Series II Preferred stock was convertible into 5,228,281 shares of common stock, entitling the Series II Preferred stockholders to 5,228,281 votes on matters presented to stockholders. These votes constituted 41% of the shares eligible to vote as of such date.

         As part of this financing transaction, we also issued 698,948 common stock purchase warrants to US Bancorp Libra, a division of U.S. Bancorp, and certain designees of US Bancorp Libra ("US Bancorp Warrants"). Each common stock purchase warrant is exercisable at $1.75 per common share.

         The shares being registered hereunder are the common shares underlying both the Series II Preferred Stock and the US Bancorp Warrants. All of the shares will be issued to the selling shareholders upon: (i) the conversion of our Series II Preferred Stock; and (ii) the exercise of the U.S. Bancorp Warrants.

         None of the selling stockholders is an affiliate of us. However, under the terms of the Note, the Series II Preferred Stock and the related Security Holders Agreement, Investor Rights Agreement and Registration Rights Agreement, we have granted certain rights to U.S. Bancorp and other holders of the Note or Series II Preferred Stock as follows:

         1. We agreed to file a shelf registration of the common stock underlying the Series II Preferred Stock covering a resale of that stock by the selling stockholders. This registration statement has been filed in compliance with that agreement. In addition, we granted the Series II Preferred Stockholders certain piggyback registration rights in the event of an underwritten public offering of shares of common stock by us.

         2. We have agreed to provide monthly, quarterly and annual financial information to the Noteholders and Series II Preferred Stockholders so long as any portion of the principal of the Series A Convertible Note or any shares of Series II Preferred Stock remain outstanding.

         3. All members of current management have agreed not to sell or transfer any of their shares of our common stock until after the Noteholders have sold shares of common stock yielding aggregate proceeds to the holders at least equal to $8,000,000 plus an annual internal rate of return of 12%, and have agreed thereafter not to sell or transfer any of their shares without providing the Holders the right to participate in such sale on a pro rata basis. These restrictions shall remain in effect until the earlier of: (i) all shares of Series II Preferred Stock having been converted into common stock, or (ii) three (3) years after the Noteholders have received the return on investment described above.

         4. So long as $1,000,000 aggregate principal amount of the Note remains outstanding, the Noteholders may nominate one person to serve as a director of the Company and all members of current management have agreed to vote their shares in favor of the election of that nominee.

         5. So long as any principal amount of the Note or Series II Preferred Stock are outstanding, we may not, without the approval of the majority of the Noteholders or Series II Preferred Stockholders, do any of the following:

         a) amend, alter or repeal our Articles of Incorporation or bylaws;

         b)       create or assume any indebtedness in excess of $5,000,000;

         c)       purchase or redeem any of our securities;

         d)       declare or pay any dividends on any of our securities;

         e) sell, lease or assign any material assets or enter into any merger, material reorganization or recapitalization;

         f) enter into any transactions for the benefit of any of our affiliates;

         g) enter into any line of business unrelated to the food and beverage business or otherwise substantially modify our current lines of business;

         h) make any acquisitions of assets or capital expenditures in excess of $750,000 in any fiscal year;

         i) increase the salaries of any employees or officers, except pursuant to existing employment contracts, ordinary course of business increases for employees other than Mark Streisfeld or Alan Posner, and annual bonuses not to exceed, in the aggregate, 7.5% of EBITDA;

         j)       make any investments in excess of $50,000 in any fiscal year;

         k) effect any liquidation, dissolution or winding up of our business; or

         l) issue any equity security other than under our 1999 Stock Incentive Plan.

         The table below sets forth the beneficial ownership of our common stock by the selling stockholders:

                                           BENEFICIAL        MAXIMUM # OF
                                          OWNERSHIP OF     SHARES OF COMMON                       % OWNED
                                        COMMON STOCK AS      STOCK OFFERED     SHARES OWNED        AFTER
NAME AND ADDRESS                          OF 12/31/01          FOR SALE       AFTER OFFERING     OFFERING
-------------------------------------- ------------------- ------------------ ---------------- --------------

U.S. Bancorp Investments, Inc.
11766 Wilshire Blvd.
Suite 870
Los Angeles, CA 90025                           5,228,281          5,228,281                0              0

U.S. Bancorp Libra
11766 Wilshire Blvd.
Suite 870
Los Angeles, CA 90025                             279,580            279,580                0              0

Ravich Revocable Trust of 1989
201 Alma Real Drive
Pacific Palisades, CA 90272-4414                  307,537            307,537                0              0

Eben Paul Perison
2529 Via Carillo
Palos Verdes Estates, CA 90274                     35,724             35,724                0              0

Jeff Kirt
19 West 70th Street, #3R
New York, NY 10023                                 13,979             13,979                0              0

Robert G. Morrish
982 Linda Vista Avenue
Pasadena, CA 91103                                  7,766              7,766                0              0

Upchurch Living Trust
U/A/D 12/14/90
215 Georgina Avenue
Santa Monica, CA 90402                              7,766              7,766                0              0

Richard Coppersmith
25 Great Hills Farms Road
Bedford, NY 10506                                   7,766              7,766                0              0

Steven F. Mayer
10981 Bellagio Road
Los Angeles, CA 90077                               7,766              7,766                0              0

Jean Smith
130 East 12th Street, #5B
New York, NY 10003                                  7,766              7,766                0              0

Charles Yamarone
10414 Sylvia Avenue
Northridge, CA 91326                                7,766              7,766                0              0

Caroline Sykes
200 West 60th Street, #28A
New York, NY 10023                                  7,766              7,766                0              0

Rachael Simonoff
2700 Neilson Way, #327
Santa Monica, CA 90405                              3,883              3,883                0              0

Charles Thurnher
6754 East Caron Street
Paradise Valley, AZ 85253                           3,883              3,883                0              0

TOTAL                                           5,927,229          5,927,229                0              0


                                       13

                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the common stock through this prospectus. We have received proceeds from the sale of our Series A Convertible Note to the selling shareholders. We will also receive proceeds from the exercise of the U.S. Bancorp Warrants. We have agreed to pay the expenses of registration of the common stock offered hereby, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. The offered shares may be sold by selling stockholders from time to time, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale, or prices related to prevailing market prices.

         Such sales may be executed by the selling stockholders: (i) in privately negotiated sales in the over-the-counter market or any exchange on which the securities are listed; (ii) by selling the shares to or through broker-dealers, including block trade in which brokers or dealers will attempt to sell the shares as agent but may position and resell such block as principal; or (iii) in one or more underwritten offerings on a firm commitment or best efforts basis.

To the extent required under the Securities Act, the following information will be set forth in an accompanying prospectus supplement:

         1) the aggregate amount of selling stockholders' shares being offered and the terms of the offering;

         2) the names of any agents, brokers, dealers, transferees or underwriters involved in such offering of shares; and

         3) any applicable fees or commissions with respect to a particular offer.

         Each selling stockholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its shares, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling stockholder from the sale of its shares offered by this prospectus will be the purchase price of such shares less any discounts or commissions.

         If selling stockholders pledge, hypothecate or grant a security interest in some or all of the shares, then the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Similarly, if the selling stockholders transfer, pledge, donate or assign shares to lenders or others, then each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders will decrease if and when a selling stockholder transfers, pledges, donates or assigns shares. The plan of distribution for selling stockholders' shares sold by this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. There is, however, no assurance that any selling stockholder will sell any or all of the shares described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

         A selling stockholder may also use this prospectus in the following ways:

         1) to sell short, from time to time, shares of our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales;

         2) to enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of holding the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares by such broker-dealers;

         3) to enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares; and

         4) to loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

         The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

         To comply with securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

         Pursuant to a Registration Rights Agreement entered into in connection with our U.S. Bancorp financing, we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of: (i) the date that all of the shares of common stock issued upon the conversion of the Series II Preferred Stock or exercise of the U.S. Bancorp Warrants have been resold, or (ii) until three (3) years from the effective date of the registration statement of which this prospectus is a part. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part if more shares than are registered for resale hereby are issued upon exercise of the warrants or to supplement or change the list of selling stockholders hereunder.

                          DESCRIPTION OF CAPTIAL STOCK

         ChampionLyte's authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, of which 100,000 have been designated as Series I, par value $1.00, and 8,500 have been designated as Series II, par value $.01, and as to the balance of which, the Board has the power to designate the rights, terms and preferences.

         COMMON STOCK. As of March 15, 2002, 7,501,399 shares of $.001 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

         PREFERRED STOCK. ChampionLyte is authorized to issue up to 1,000,000 shares of preferred stock upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the stockholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the corporation and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. In the event that some or all of the preferred stock is issued with a conversion privilege, any future conversion will cause an increase in the number of issued and outstanding shares of common stock, and may or may not have a depressive effect on the market value of the common stock. The following series of preferred stock have been designated by the Board of
Directors:

         SERIES I PREFERRED STOCK. In January 1999, 100,000 shares of Preferred Stock were designated as $1.00 Par Value Series I Convertible Preferred Stock, and a total of 3,500 of such shares were issued to new management in consideration for their efforts in developing the business operations from inception. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock (increased from 300 as a result of the September 1999 stock dividend), without further condition or consideration. In December 2001, all outstanding shares of Series I Preferred Stock were converted into 1,155,000 shares of our $.001 par value common stock and there are currently no shares of Series I Preferred Stock outstanding.

         SERIES II PREFERRED STOCK. In June 2000, the Company designated 8,500 shares of Preferred Stock as $.01 par value Series II Convertible Preferred Stock. Each share of Series II Preferred Stock is convertible into common stock at the rate of one share of common stock for each $1.70 of the purchase price of the preferred stock (equal to the principal and accrued interest under the Note at the time of conversion into Series II Preferred Stock), plus the 5% cumulative dividend under the Preferred Stock at the time of conversion into common stock. The holder of each share of Series II Preferred Stock has the right to one vote for each share of common stock into which the holder's Series II Preferred Stock could be converted, thereby entitling the Series II Preferred stockholders to vote together as a single class with the holders of common stock. In addition, the holders of Series II Preferred Stock have the right to vote as a single class to elect one member of the Company's Board of Directors at each annual meeting of shareholders and to approve certain corporate actions to be taken by the Company. The Series II Preferred Stock has priority over all other classes of our securities in the event the Company is liquidated. In addition, there is mandatory redemption of the Series II Preferred Stock in the event of a sale of all or substantially all the shares or assets of the Company, the acquisition by the Company by another entity through merger, reorganization or consolidation, or a change in control of the Company. There is also mandatory redemption of all shares of Series II Preferred Stock still outstanding on June 30, 2010.

         SERIES A CONVERTIBLE NOTE. On June 16, 2000, we issued our Series A Convertible 5% Note due June 15, 2010 in the principal amount of $8,000,000 to U.S. Bancorp. On January 10, 2001, the Note was converted into 8,230 shares of Series II Preferred Stock in accordance with the terms of the Note.

         CUMBERLAND WARRANTS. On September 24, 1999, pursuant to an Amended and Restated License Agreement related to the Sweet'N Low trademark, we issued 385,000 common stock purchase warrants to Cumberland Packing Corp. entitling Cumberland to purchase 385,000 shares of Meridian's common stock at a price per share equal to the greater of (i) $2.50 or (ii) 50% of the average daily trading volume for the common stock during the twenty (20) day period immediately preceding the exercise of the warrants ("Cumberland Warrants"). The Cumberland Warrants expire on December 31, 2008. The Cumberland Warrants contain an anti-dilution provision under which Cumberland will receive additional warrants at any time additional shares of common stock are issued by ChampionLyte, but which provision lapses upon any public sale of shares by ChampionLyte. Pursuant to that provision, the total number of outstanding Cumberland Warrants as of October 31, 2000 was 533,301. Assuming full conversion of the Series II Preferred Stock by U.S. Bancorp on December 31, 2001, the total warrants outstanding to Cumberland would be 844,567 (See "Business -- Sweet'N Low License Agreement with Cumberland Packing Corp.").

         TRANSFER AGENT. ChampionLyte's transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321 (telephone
(954) 726-4954; telecopier (954) 726-6305).

                                 DIVIDEND POLICY

         We have never declared or paid a cash dividend on our common stock, nor do we have any present intent to do so in the near future. It is anticipated that all earnings will be retained to provide working capital for the implementation of our business plan, until such time as the directors shall, in their sole discretion, declare that our working capital requirements and cash position will permit a cash distribution to stockholders. Moreover, under the terms of the Security Holders Agreement between us and U.S. Bancorp, we are prohibited from paying any cash dividends without U.S. Bancorp's consent for so long as any Series II Preferred Stock is outstanding. Stock dividends may be declared, from time to time, in the sole discretion of the Board of Directors. On August 18, 1999, the Board declared a 10% stock dividend for stockholders of record as of September 30, 1999.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2001:

         - On an actual basis derived from our consolidated financial statements;

         - On an as adjusted basis reflecting the conversion of 8,230 shares of Series II Preferred Stock into 5,228,281 shares of our common stock. This table does not reflect the exercise of 698,948 stock purchase warrants by U.S. Bancorp Libra at an exercise price of $1.75 per share.


                                                        December 31, 2001
                                                --------------------------------
                                                   Actual          As Adjusted
                                                --------------    --------------

Debt:
Current portion of note payable                       $ 3,353           $ 3,353
Note payable, net of current portion                    8,640             8,640
Series II Redeemable Convertible
  Preferred Stock                                   8,229,727                 -
                                                --------------    --------------

   Total Debt                                       8,241,720            11,993
                                                --------------    --------------

Stockholders' (deficiency) equity:

Common stock, par value $.001 - authorized
  40,000,000 shares, 7,501,399 issued
  and outstanding actual, 12,729,680 issued
  and outstanding as adjusted                           7,502            12,730
Additional paid-in capital                          4,926,058        13,150,557

Deferred Compensation                                 (91,602)          (91,602)

Accumulated other comprehensive income                 12,681            12,681

Accumulated deficit                               (11,878,745)      (11,878,745)
                                                --------------    --------------

   Total stockholders' (deficiency)
     equity                                        (7,024,106)        1,205,621
                                                --------------    --------------

   Total capitalization                            $1,217,614        $1,217,614
                                                ==============    ==============


         The above information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.


                                    BUSINESS

1.       Overview.

         ChampionLyte is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet 'N Low(R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla creme flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic refresher drink under our own trademark, Champion Lyte(R).

2.       The Formation of Our Business.

         (A) ChampionLyte Products, Inc.

         Meridian Holdings, Inc. ("Meridian") was incorporated in Florida in August 1994 for the purpose of merging, as the surviving entity, in a merger with a then public "shell" entity, MHI Telecommunications, Inc. ("MHI Telecom"). MHI Telecom was a Delaware corporation that had sold shares to the public pursuant to a Regulation "A" exemption from registration during 1969, under its original corporate name of Pilgrim Mills, Inc. From 1985 through August 1994, MHI Telecom had not actively been engaged in any business operations.

         In August 1994, the shareholders of MHI Telecom and Meridian approved a merger of MHI Telecom into Meridian and a simultaneous 1 for 40 reverse stock split of Meridian's outstanding shares. At the same time, the shareholders also authorized Meridian to raise working capital through an appropriate financing, and to acquire an operating business or otherwise engage in or conduct active business operations. Through the end of 1998, Meridian did not engage in any fund raising, other than the issuance of shares to certain shareholders in exchange for services and the advancement of minimal funds on behalf of Meridian.

         On December 3, 1999, Meridian Changed its name to Meridian USA Holdings, Inc. On October 1, 2001, the Company changed its name to ChampionLyte Products, Inc.

         (B)  Purchase of Shares of The Old Fashioned Syrup Co., Inc.

         On January 8, 1999, Meridian entered into an Acquisition Agreement with The Old Fashioned Syrup Company, Inc. (the "Syrup Company"), under which Meridian issued 3,026,794 shares of Meridian's common stock to the shareholders of the Syrup Company in a tax-free exchange of shares. At the same time, Meridian entered into a Stock Purchase Agreement with a founder and current director of the Company, pursuant to which Meridian purchased 100,000 shares of its common stock from him for the sum of $50,000. The shares repurchased were retired by the Company.

         The Syrup Company, which was incorporated in Florida in November 1996, was founded by Alan Posner and Mark Streisfeld to manufacture and sell a sugar-free, fat-free chocolate flavored syrup they had developed. Commencing in 1998, the Syrup Company sold its syrup under its trademark The Old Fashioned Syrup Company(R). Shortly prior to the acquisition by Meridian, the Syrup Company entered into the license agreement with Cumberland Packing Corp. for use of the Sweet 'N Low trademark for its syrup product. The Syrup Company has two wholly-owned subsidiaries, The Old Fashioned Egg Cream Company, Inc. and The Original Egg Cream Company, Inc., both of which are Florida corporations.

         (C)  ChampionLyte, Inc.

         In August 1999, we incorporated a new subsidiary under the name ChampionLyte, Inc. ChampionLyte, Inc. was formed to develop and market the Company's sugar-free, fat-free and additive-free isotonic refresher drink. This product was introduced to the market under the ChampionLyte(R) name in the second quarter of 2000, with regular commercial shipments commencing in the third quarter of 2000.

3.       Sweet 'N Low(R) License Agreement with Cumberland Packing Corp.

         In January 1999, we entered into a ten (10) year license agreement with Cumberland Packing Corp. under which we were granted the exclusive license to utilize the well-known Sweet 'N Low(R) brand name for our sugar-free, fat-free chocolate syrup product (the "Syrup"). The license agreement has an initial term of ten (10) years, expiring December 31, 2008. We have the right to renew the agreement for two (2) additional seven (7) year terms, so long as we are not in default under the agreement. The agreement contains minimum royalty and marketing expenditure requirements during each year of the term. We have satisfied all requirements to date and anticipate that we will be able to meet the remaining minimum requirements under the contract throughout its term. However, if we fail to meet those requirements, Cumberland has the right to terminate the license.

         In September 1999, the agreement was amended to delete a provision under which Cumberland had been granted a right to either match any offer to sell the Company's shares or receive 10% of the proceeds from any such sale. In lieu thereof, the Company granted Cumberland common stock purchase warrants to purchase 350,000 shares of the Company's common stock at the greater of $2.50 per share or the average daily trading price for the common stock during the 20 day period preceding exercise. These warrants expire at the same time as the license agreement. Pursuant to anti-dilution provisions in the warrants, the total number of Cumberland Warrants outstanding as of October 31, 2000 was 533,301. Assuming full conversion of the Series II Preferred Stock by U.S. Bancorp on December 31, 2001, the total warrants outstanding to Cumberland would be 844,567. (See "Description of Capital Stock -- Cumberland Warrants.")

4.       Our Products and Service.

         Sweet 'N Low(R) Brand Syrup. We began the development of sugar-free syrups while operating our Old Fashioned Egg Cream Carts in 1995 and 1996. In serving freshly made egg cream drinks (milk, seltzer and chocolate syrup), we received numerous requests for a low calorie, sugar-free egg cream. We searched the market and were unable to find any suitable sugar-free chocolate syrups. There were several "lite" syrups, but none had the required sugar-free content combined with acceptable taste and texture. Perceiving a business opportunity, we embarked on an effort to formulate and manufacture an acceptable syrup. We approached the companies supplying the regular chocolate syrups to our Old Fashioned Egg Cream Carts and sought their assistance. Over time, we tried and rejected numerous formulations as not meeting our standards. Finally, in early 1998, we obtained the right mix and arranged through a co-packer in New Jersey to manufacture, bottle and ship the chocolate syrup under our registered trademark, Old Fashioned Syrup Company.

         We found it difficult to obtain shelf space in food stores for our new product. However, we received positive reactions and reorders in stores we managed to penetrate. We also engaged several food brokers and began to expand our shipments. However, we concluded that the success of this product would be significantly enhanced if we could obtain a recognized brand name. In November 1998, we succeeded in obtaining an exclusive license for the trademark Sweet 'N Low for use on chocolate syrups. Sweet 'N Low is the trademark under which the world's most popular sugar substitute is sold, most recognizably in the small, pink packets. Cumberland had licensed its trademark to candy and cookie manufacturers, but ours was the first license for syrup.

         In January 1999, we made our first shipments of Sweet 'N Low brand chocolate syrup. The name recognition was helpful in attracting new customers, as well as food brokers to sell on our behalf. By the end of 1999, we had expanded our customer base to more than 150 customers and we are currently available in over 16,000 food outlets in the U.S.

         In early 2000, we expanded our product line to include two new flavors: strawberry and vanilla creme. Just as there had been no fat-free, sugar-free chocolate syrups on the market when we introduced ours, we were unable to find any fat-free, sugar-free other flavored syrups. The expansion of our product line also enabled us to produce "rainbow packs" of our three flavors, which has been a productive marketing technique.

         Our marketing activities for the Syrup have involved trade publication advertising, in-store promotions, retail incentives and important sponsorships. In 1999, we obtained the right to market the Syrup as an approved product of the Diabetes Research Institute, a national diabetes research center located at the University of Miami. This approval required our product to pass a strenuous qualification procedure at the Institute to establish our worthiness to use the Institute's name on our products.

         Champion Lyte(R) Refresher Drinks. As we discovered with syrups, there have been no sugar-free products within the isotonic refresher drink category. This category, whose most well-known products are Gatorade(R) and Powerade(R) refresher drinks, constituted a market of nearly $2.3 billion in 1998, with average per capita annual consumption in the U.S. of 2.0 gallons. The category grew each year from 1996 to 1998 and remains a very strong category within the beverage industry (Beverage World, 1999). However, although these products provide the benefit of electrolyte replacement for active consumers, they also contain high levels of calories and carbohydrates.

         We have perceived two distinct market niches for a sugar-free and calorie-free refresher drink. First, diabetics and those with medically restricted sugar intakes had no available refresher drink on the market. This group represents a sizable segment of the U.S. population. Second, we believe that persons attempting to lose weight through exercise are often reluctant to consume a drink like Gatorade(R) containing hundreds of calories right after strenuous exercising to "burn-off" those calories.

         To that end, we began a formula development process for four flavors of Champion Lyte(R): Fruit Punch, Orange, Lemon-Lime and Grape. We first introduced the products to the market in Spring 2000. We continued to finalize our formulations during the third quarter of 2000 and commenced regular commercial shipments of the product in September 2000.

         In early 2002, we undertook a reformulation of existing Champion Lyte products and the introduction of two new flavors, Blue Raspberry and Pink Lemonade. The major enhancement to the product was a change in the artificial sweetener, which we believe improves the taste and marketability of the product.

         Our marketing efforts to introduce Champion Lyte have involved ad placements in industry trade publications, radio ads and food show and beverage show appearances. In October 2000, we entered into a sponsorship and endorsement agreement with Jay Fiedler, the starting quarterback for the Miami Dolphins of the N.F.L., under which Mr. Fiedler has agreed to provide various promotional services in connection with Champion Lyte. This agreement expires in November 2002. Additionally, in 2001, we entered into a similar agreements with former world middleweight boxing champion Dangerous Dana Rosenblatt, professional football player Chris Hayes, professional golfer Christian Czaja and professional women's football player Anita Marks. Our refresher drink has also qualified for sponsorship by the Diabetes Research Institute and each bottle will contain that organization's seal of sponsorship.

         Old Fashioned Egg Cream. Old Fashioned Egg Cream Company, Inc. and Original Egg Cream Company (collectively the "Egg Cream Companies") began business in 1993 by offering freshly made "egg cream" drinks to the public from custom-designed carts at sports arenas, shopping malls and other high population traffic locations. The egg cream, a traditional and legendary New York soft drink, is a mixture of milk, seltzer and chocolate syrup. From 1993 until 1998, the Egg Cream Companies, on their own and through franchisees, operated two carts at various locations, including Madison Square Garden in New York City, Joe Robbie Stadium in Miami, Florida, Festival Flea Market in Pompano Beach, Florida and Coral Square Mall in Boynton Beach. In addition, the egg creams were sold through licensed concessionaires at the Miami Arena in Miami, Florida and various food service establishments in South Florida.

         The Egg Cream Companies' marketing was based on a nostalgic appeal to early 20th century Brooklyn, where egg creams were developed and flourished as a popular chocolate-flavored soft drink. The egg cream carts and logo are designed with a Brooklyn motif - Ebbets Field, the Brooklyn Bridge, trolley cars. The carts also offer pretzel rods and Charlotte Russe confections.

         The Egg Cream Companies are not currently conducting any active business operations. Neither of the egg cream carts is currently in operation and there are no current franchisees. Meridian's current business plan is to seek to engage the services of an experienced franchise industry executive to re-establish the Egg Cream Companies' franchise business.

5.       Co-Packing Arrangements.

         We manufacture and bottle our products under co-packing arrangements with third parties. This process involves us providing the co-packers with the formula, bottles and labels for our products. We then place orders for production against specific orders from our customers. With the refresher drinks, we actually provide the co-packer with kits of drink concentrate, which the co-packer mixes with water, and then bottles and ships. The work is performed by the co-packers at a per bottle cost of goods manufactured.

         We have chosen to operate through co-packing arrangements to enable us to produce and deliver our products without the capital costs required to build, equip and operate our own plants. It also eliminates the expense of maintaining full-time production facilities and employees during down-time in production and the need for us to invest capital in inventory. Through this type of arrangement, we have been able to bring our products to the market much more quickly and at a significantly lower investment than if we had done our own manufacturing.

         The use of co-packing arrangements carries several risks. First, we are dependent on a third party for our products. If the co-packer is unable or unwilling to honor our agreement or fails to manufacture our product timely or pursuant to our specifications, our business could be hurt. To address this risk, we have identified alternative co-packers to whom we could turn in the event our current arrangements fail. However, there may be down-time as we switch co-packers and that could cause us to not be able to meet our customers' requirements. Our specific arrangements are as follows:

         Syrup. The syrups are manufactured, bottled and shipped for us by Beverage House, Inc. ("BHI"), in Cartersville, Georgia. Under the terms of our Agreement with BHI, BHI manufactures our syrup using our own formulas, packaging and labels and delivers all orders within thirty (30) days of placement. The agreement with BHI expires on July 12, 2002, with consecutive six (6) month renewal terms, unless either party elects not to renew.

         Refresher Drink. The Champion Lyte drinks are being made for us by two different co-packers. Kits, consisting of preformulated drink concentrate, are being made for us by BHI, based on our proprietary formula. Those kits, along with our bottles and labels, are shipped to National Beverage Corp., headquartered in Ft. Lauderdale, Florida. The general terms of our relationship with National Beverage Corp. are similar to those with BHI. National Beverage Corp. has 14 plants located throughout the United States. As a result, once our products achieve national distribution, we will be able to ship from regional facilities, saving us time and freight charges.

         In December 2001, we entered into an agreement with National Dairy Holdings, LP (formerly known as Velda Farms Dairies), a leading supplier of milk and other dairy products throughout Florida and Georgia. Under the agreement, National Dairy has agreed to bottle and distribute our refresher drink. Production by National Dairy commenced in April 2002.

6.       Market.

         (A) Retail Market. The principal customers for the Syrup are food retailers, such as supermarkets, drug store chains, discount stores and warehouse centers and institutional entities, such as U.S. Military post exchanges. The isotonic beverage is targeted at the same outlets, as well as convenience stores, delis, fitness centers and health clubs. We have established a network of national, regional and international food brokers to market the Syrup to these outlets. These brokers are managed on our behalf by our National Vice President of Sales, who works out of our headquarters. In December 2001, we entered into an agreement with Atico International USA, Inc. under which Atico has been appointed as the Company's exclusive distributor for the syrup and sports refresher drink to numerous drugstores and chain stores.

         Our success is dependent upon our ability to have our products available at such outlets throughout the country. Management believes that the quality of our products, their appeal to health-conscious and sugar-restricted consumers, the fame and reputation of the Sweet 'N Low trademark for our syrups and our network of food brokers should enable us to continue to penetrate the retail foodmarket.

         The primary consumers at whom we are directing our marketing efforts are people suffering from diabetes and others with sugar-restricted diets. According to the American Diabetes Association, there are approximately 16 million Americans suffering from diabetes, plus another 5 to 10 million Americans who are required to maintain a strict diet regimen for various medical conditions. In addition, millions more Americans restrict their sugar consumption in an effort to reduce their calorie intake. All of these people form a natural market for our products. Americans spend $33 billion on weight-loss programs and products annually (National Institute of Diabetes and Digestive and Kidney Diseases, 2000). Our products are aimed directly at this market. Moreover, the enormous success of products such as Diet Coke(R), SnackWell's(R) cookies and numerous sugar-free ice cream, candy and other products have demonstrated the existence of a substantial market for sugar-free/reduced calorie food products.

         Public and industry acceptance have been positive to date. In July 1999, the National Board of the American Tasting Institute granted its 1999 American Tasting Award of Excellence to the Syrup. In June 1999, the Syrup Company's product was voted the Best New Product in the general merchandise category by the National Association of Chain Drug Stores.

         (B) Institutional/Food Service Market. Another important market for the Syrup will be bulk package sales to institutional and food service customers, such as hospitals, nursing homes, schools, hotels, restaurants, ice cream and frozen yogurt shops, baked and prepared food product manufacturers and sports and entertainment venues. Hospitals and nursing homes, aggregating more than 40,000 units nationwide, present a natural market for the Syrup and Champion Lyte drinks, especially for diabetes sufferers and others required to restrict their sugar intake. Our manufacturing and distribution arrangement with National Dairy Holdings should enhance our access to institutional and food service customers, since these customers form a sizeable percentage of National Dairy's existing customer base.

         (C) Private Labeling. Under our agreement with Cumberland, we have the right to package and sell a percentage of our annual syrup production under the private label of its customers. We intend to pursue private label business for both the syrup and the sports refresher drink. However, we have completed no such business to date.

         (D) International Marketing. Management has negotiated an arrangement with Cumberland by which Cumberland has agreed to act as an international distributor of the Syrup Company's chocolate, strawberry and vanilla creme syrups in approximately 43 nations throughout the world where Sweet 'N Low sugar substitute is marketed.

7.       Competition.

         There are other brands of syrup on the market, some of which advertise as fat-free, sugar-free, cholesterol-free or low-calorie, as well as nationally and internationally known brands of syrup, which could reasonably be considered as competition for the Syrup Company's products. Major chocolate manufacturers, such as Hershey, sell syrups designated as "Lite" and Smuckers has recently introduced a sugar-free chocolate flavored syrup. These companies are larger and have greater resources than we do and therefore can expend greater funds in marketing and advertising their products. Our ability to compete successfully with those companies is dependent upon our ability to continue to produce a tasty product and persuade food retailers to carry our products. We believe that our syrup, with targeted marketing under the internationally renowned Sweet 'N Low brand name, will continue to be favorably received in the market place and establish us as a significant purveyor of sugar-free, fat-free and cholesterol-free syrups and other products.

         In the soft drink category, the Company is competing with major soft drink distributors including Pepsi, Coca Cola and others. The two major products in this market, Gatorade and Powerade, account for more than 85% of the entire market. These companies are substantially larger and more well-established than we are. This allows them not only to commit more money to marketing and advertising, but affords them access to greater shelf space and prominence in food stores, which is a key to success in the food industry. We believe that the ability to compete successfully with these companies is dependent primarily upon our ability to produce a tasty, sugar-free alternative to the existing sugared drinks and to persuade food retailers to carry our products. The Company continues to refine the taste of its products. Based on recent consumer taste tests, the Company believes it has created products that will be receptive to consumers as a sugar-free alternative to sugared sports drinks. However, the competition for shelf space in food retail establishments is extremely intense and the ability to obtain such shelf space is essential to the potential success of these products.

8.       Major Customers.

         Champion Lyte has approximately 25 customers, none of whom accounts for 10% or more of the Company's total sales. The Syrup Company has approximately 150 customers, none of whom accounts for 10% or more of the Syrup Company's total sales.

9.       Patents, Trademarks, Licenses.

         ChampionLyte, Inc. is the owner of the U.S. Trademark registrations for the mark CHAMPION LYTE for sports drinks, sugar-free sports drinks, non-carbonated soft drinks and sugar-free non-carbonated soft drinks, and is the owner of the trademark CHAMPION LYTE for protein- and vitamin-enhanced, reduced sugar or sugar-free and reduced carbohydrate or carbohydrate-free supplements and snack bars, which is the subject of pending applications in the United States Patent and Trademark Office (USPTO). ChampionLyte, Inc. is also the owner of the trademark NOT YOUR ORDINARY SPORTS DRINK, which is the subject of a pending application in the USPTO. The Syrup Company is the owner of U.S. Trademark registrations for the mark THE OLD FASHIONED SYRUP COMPANY for syrups and toppings. The Syrup Company's subsidiary, The Old Fashioned Egg Cream Company, Inc. is the owner of the trademark THE OLD FASHIONED EGG CREAM COMPANY for carbonated soft drinks and egg cream carts featuring food, drink, clothing and souvenirs, which is the subject of pending applications in the USPTO.

         Under a license agreement dated January 1999 with Cumberland, the Syrup Company acquired the license to use the Sweet 'N Low trademark in connection with the manufacture and sale of its sugar-free, fat-free syrup. The license agreement expires on December 31, 2008. The agreement requires minimum royalties and minimum advertising capital commitments in each year. In 2002, the minimum royalty is $80,000. The minimum advertising capital commitment commencing on January 1, 2002 is equal to the lesser of $500,000 or 10% of net sales of syrup. Net sales of syrup in 2001 were approximately $876,000.

         Under a license agreement dated November 1999, we have the right to use the Diabetes Research Institute seal and logo on our syrup and refresher drink products.

         We intend to continue to protect all of our intellectual property through appropriate state and federal registrations and enforcement.

10.      Government Regulation and Approval.

         The labeling of our products is subject to regulation by the United States Food and Drug Administration. The Company believes that it is in full compliance with those regulations. The sale of food products to the public is subject to various state and local health and safety regulations. It is our policy to comply in full with all such regulations. Under our co-packing arrangements, the co-packers are obligated to us to maintain compliance with all such rules and regulations.

11.      Research and Development.

         Since 1998, we have engaged in research and development related to our current and proposed new products through our contract co-packers. The expenditures on research and development have been undertaken by the co-packers, with participation in the development process by the Syrup Company's employees.

12.      Environmental Compliance.

         We do not anticipate any significant costs to comply with environmental laws and requirements.

13.      Employees.

         As of March 31, 2002, we had 12 full-time employees, nine of whom work at our principal offices in Boca Raton, Florida and the remaining three of whom are regional sales employees working out of their own offices.

14.      Reports to Shareholders.

         We became subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in January 2000, upon the effective date of our registration statement on Form 10-SB. As such, we are required to and will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by us may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. Such reports, proxy statements and other information may also be obtained from the web site maintained by the Commission at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the Commission at its principal offices in Washington D.C., as set forth above.

15.      Description of Property.

         Our executive and administrative offices occupy a stand-alone building containing approximately 3,500 square feet of office space at 1356 NW Boca Raton Blvd., Boca Raton, Florida. We lease this space from an unaffiliated party under a lease that expires on October 31, 2005. The current rental is $63,072 per year, subject to an annual increase of 3% commencing November 2002. We also rent warehouse and distribution facilities in Jersey City, New Jersey from Port Jersey Distribution Services, with rental based on the amount of space and services used each month.

                                LEGAL PROCEEDINGS

         On November 6, 2001, Sara Lee Corporation and Sara Lee Global Finance L.L.C. (collectively "Sara Lee") filed a complaint against the Company and its subsidiary, ChampionLyte, Inc., in the Superior Court of North Carolina (since removed to the United States District Court for the Middle District of North Carolina) and commenced a related cancellation proceeding before the U.S. Patent and Trademark Office Trial and Appeal Board. Sara Lee alleges that the Company's CHAMPION LYTE trademark infringes upon Sara Lee's registered trademark CHAMPION for sporting goods and clothing. The complaint seeks an injunction against the Company's use of "Champion" in connection with the sale of sports drinks or other sports-related goods or services, the cancellation of the Company's trademark registration for Champion Lyte, as well as unspecified damages. The Company believes the claims made by Sara Lee will not prevail and it is vigorously defending the actions.

         Other than the above, we are not party to any legal actions, claims or proceedings.

                          PRICE RANGE OF CAPITAL STOCK

         Market Price

         Our common stock is traded over-the-counter on the electronic bulletin board operated by the National Association of Securities Dealers. From inception until December 13, 1999, the shares traded under the symbol MDHG. On December 13, 1999, we changed our trading symbol to MUSD in connection with the change of our name to Meridian USA Holdings, Inc. In connection with the name change to ChampionLyte Products, Inc., we changed our trading symbol to CPLY. The following table sets forth the high and low bid prices for the common stock since the first quarter of 2000.

YEAR     QUARTER           HIGH             LOW

2000     First             2.8125           1.4375
2000     Second            3.0625           1.0313
2000     Third             3.25             1.5
2000     Fourth            2.4375           1.5
2001     First             2.3125           1.375
2001     Second            2.07             0.51
2001     Third             1.48             0.52
2001     Fourth            1.05             0.55

         The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

         Holders

         As of March 15, 2002, there were 482 record holders of our common stock. Based on information from brokers and other sources, we estimate that as of such date, there were approximately 900 beneficial holders of common stock.

         Dividends

         We paid no dividends with respect to our common stock during 2001 and have no current intention to pay any dividends.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with our consolidated financial statements and notes thereto contained elsewhere in this registration statement. This discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

         Overview

         ChampionLyte Products is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet 'N Low (R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla creme flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic sports refresher drink under our own trademark, Champion Lyte(R). During the year ended December 31, 2001, we focused our efforts on the branding and marketing of our isotonic product line.

         Results of Operations

         Our net sales revenues for the year ended December 31, 2001 were $1,245,107, as compared to $1,023,946 in the comparable period of 2000. The increase was attributable to the Company's focus on marketing its new product, Champion Lyte (R). Our gross margin was 40% for the year ended December 31, 2001 and 42% for the year ended December 31, 2000. This decrease was attributable to aggressive pricing strategies of our isotonic products in order to gain market penetration.

         Selling, general and administrative expenses and other expenses, net, increased from $4,493,880 for the year ended December 31, 2000 to $6,067,002 for the year ended December 31, 2001 or an increase of $1,573,122 (35%). A major element of that increase was noncash interest and amortization costs of $898,605 for the year ended December 31, 2001, associated with the conversion of the U.S. Bancorp note into shares of the Company's Series II Convertible Preferred Stock in January 2001. The remaining increases in expenses were primarily related to:

(i) an increase in advertising and media expenses from approximately $1,056,000 for the year ended December 31, 2000 to approximately $2,293,000 or an increase of $1,237,000 (117%) in the comparable 2001 period to support the Company's product lines, particularly the introduction of our Champion Lyte(R) product;
(ii) the hiring of sales and other administrative personnel to support the expansion of the Company's product line resulted in incremental period-to-period costs of approximately $375,000 for the year ended December 31, 2001; and (iii) a period-to-period increase in administrative costs associated with our continued growth of approximately $14,000, related to insurance, office supplies, professional fees and various other administrative expenses. The increases were partially offset by a decrease in noncash compensation costs of approximately $40,000 for the year ended December 31, 2001, as compared to the comparable period of 2000 associated with the issuance of Common Stock for consulting services rendered.

         Other income (expense), net, decreased from a net expense of $831,366 during the year ended December 31, 2000 to a net expense of $818,066 or $13,300. This change consisted of a year-to-year increase in investment income of $75,171 and a decrease of interest expense and other expenses relating to the conversion of notes to Series II Preferred Stock of $77,704. These were offset by a one-time loss on the impairment of our ChampionLyte inventory of $139,575 resulting from the reformulation of our refresher drink product and the modification of the bottle labels.

         The Company had a net loss available to common shareholders of $5,969,127 ($0.93 per share) during the year ended December 31, 2001, as compared to a net loss available to common shareholders of $4,068,323 ($0.66 per share) during the comparable prior period.

         Liquidity and Capital Resources

         Our available cash and marketable securities at December 31, 2001 were approximately $1,055,000, as compared to approximately $5,256,000 at December 31, 2000. The decrease is primarily attributable to the increase in operating activities that were funded by the U.S. Bancorp financing which occurred in June 2000.

         As a result of the U.S. Bancorp financing, management believes that is has sufficient working capital to carry out its business plan for the operation and expansion of its syrup business and for the continued introduction and growth of its sports refresher drink for at least the next six months without any increased contribution to cash flow from operations or additional capital funding. Thereafter, our ability to carry out our present business plans will be contingent upon additional capital from operations and/or funding sources. Based upon our current and anticipated business, we believe that operations will increasingly contribute to cash flow during the next 12 months. Additionally, we are actively seeking additional sources of capital that will enable us to achieve our long-term objectives of nationally marketing our product lines. However, there can be no assurance that we will be able to obtain sufficient capital on acceptable terms or conditions. In such event, the Company will have to modify its business plan accordingly.

                                   MANAGEMENT

         Executive Officers, Directors and Key Employees

         Our current executive officers, directors and key employees and their ages and positions as of March 31, 2002, are as follows:

NAME                       AGE          POSITION
--------------------------------------------------------------------------------

Alan Posner                56           Chief Executive Officer, Chief Financial
                                        Officer, Secretary and Director

Mark Streisfeld            52           President, Director

Joel Flig(1),(2)           48           Director

Gene Kreuscher             59           Director

Steven Kreuscher           37           Senior Vice President - Sales

Ronald Shapss(2)           55           Director

Christopher Valleau        31           Vice President - Finance
------------------------------------

(1) Member of Audit Committee
(2) Member of Compensation Committee

         The principal occupation, title and business experience of ChampionLyte's executive officers and directors during the last five years, including the names and locations of employers, is indicated below:

         ALAN POSNER was elected as CEO, Secretary and Chairman of the Board of Directors on February 24, 1999. Prior to that he was co-founder and has served as CEO/Secretary/Treasurer of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1973 to 1985, Mr. Posner was employed in various professional and administrative capacities, including having served as the Senior Associate Administrator at Brookdale Hospital Medical Center in Brooklyn, New York. From 1985 to 1993, he was a principal of Medical Care Administration, Inc. and Healthrac, Inc., multi-service medical providers, medical management and consulting firms. From 1991 to 1994, Mr. Posner was a member of the New York City Mayor's Advisory Committee for Emergency Medical Services. He is a member of the American College of Health Care Administrators, the American Public Health Association and the New York Association for Ambulatory Care. Mr. Posner received dual Bachelor of Science degrees (Biology and Nursing) in 1971 and a Masters of Science in Health Care Administration in 1973 from the State University of New York at Stony Brook. From 1965 to 1968 he served in the U.S. Naval Hospital Corps.

         MARK STREISFELD was elected as President and Director on February 24,1999. He was co-founder and has been president of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1976 to 1989, Mr. Streisfeld operated a retail electronics business in Monticello, New York, which he founded. From 1989 to the present, Mr. Streisfeld has operated a multi-faceted jewelry enterprise in Monticello, founded by him and his family. From 1973 to 1976 he was an elected trustee of the Village of Monticello. Since 1985 Mr. Streisfeld has been a Rated Jeweler by the Jewelers Board of Trade and a member of the Advertising Specialties Institute. He is currently a member of the Sullivan County (NY) Chamber of Commerce, the Sullivan County Action Committee and the Board of Directors of the New Hope Community for Retarded Adults (Sullivan County, NY).

         JOEL FLIG, a director of the Company since August 1999, is the founder and president of Creative Funding Group, a New York based company engaged nationwide in placement of senior debt since 2001. Prior to that, Mr. Flig had been the CEO of Financial Solutions Group, another New York based company engaged in debt placement, since 1989. Additionally, since 1998 he has been a director of Sparta Surgical Supply Co. Mr. Flig was a member of the Board of Directors and Executive Vice President of Aspen Financial, Inc. (a bank holding company) and from 1981 to September 1988 he was First Vice President of Union Chelsea National Bank (NY). From 1977 through May 1981 he served in a variety of executive capacities at Republic National Bank (NY) and began his banking career in the Management Development program at Chase Manhattan Bank (NY) in 1974. Mr. Flig received a B.B.A. degree in 1977 from the Bernard Baruch College of the City of New York, and his MBA-Finance from St. John's University (NY).

         GENE KREUSCHER has been a director of the Company since February 2001. Mr. Kreuscher has also been engaged by the Company to direct its plans to develop and market a chocolate drink product. Prior to joining the Company, Mr. Kreuscher was the president of the soft drink division of Austin, Nichols & Company, a subsidiary of French-based Pernod Ricard. That division was responsible for the manufacturing, distribution, sales and marketing of Yoo-Hoo and Orangina soft drinks. Prior to joining Yoo-Hoo, Mr. Kreuscher held various executive positions with Canada Dry, C&C Cola and Kirsch/No-Cal Beverages, Inc.

         STEVEN KREUSCHER joined the Company in March 2000 as Senior Vice President of Sales. Prior to joining the Company, Mr. Kreuscher served in increasingly responsible positions at Yoo-Hoo Chocolate Beverage Company/Austin, Nichols & Company, Soft Drinks from 1986 until 1999. While representing Yoo-Hoo, Mr. Kreuscher was promoted from District Sales Manager NY/NJ to Divisional Sales Manager Northeast to National Accounts Manager. Mr. Kreuscher received his MBA in 1997 at Dowling College (NY). In 1986, he received a Bachelor of Science degree in marketing from St. John's University (NY).

         RONALD SHAPSS, a director of the Company since August 1999, is the founder of Ronald Shapss Corporate Services, Inc. (RSCS) a company engaged in consolidating fragmented industries since 1992. RSCS was instrumental in facilitating the roll-up of several companies into such entities as U.S. Delivery, Inc. and Consolidated Delivery & Logistics, Inc. Mr. Shapss was also the founder of Coach USA, Inc. and, from 1997 to 1999, served on the advisory boards of Consolidated Partners Founding Fund, LLC and 1+ USA, Inc., which founded Advanced Communications Group, Inc. (now Worldpages.com), an Internet directory whose shares trade on the New York Stock Exchange. From 1997 until 1999, he was a consultant and a member of the Board of Directors of Frontline Communications Corporation (NASDAQ: FCC). Mr. Shapss is a member of the New York Bar, having graduated from Brooklyn Law School.

         CHRISTOPHER VALLEAU joined the Company as Vice President-Finance in October 2000. Immediately prior to that, he was a Senior Staff Accountant for the New York and Florida-based certified public accounting firm, Feldman, Sherb & Co., P.C., for whom he managed the Florida client base, including ChampionLyte Products. He had joined Feldman Sherb as a staff accountant in 1997. Prior to that, he had been Assistant Controller (1994-1996) and Controller (1996-1997) of Ocean World Lines, Inc. in New York City. Chris is a licensed Certified Public Accountant in New York. He received a Bachelors of Business Administration degree from Pace University (Pleasantville, New York).

         Board of Directors

         Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the annual meeting of shareholders and until their respective successors are duly appointed and qualified.

         Gene Kreuscher is the father of Steven Kreuscher. Other than that, there are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

         During the fiscal year ended December 31, 2001, there were three meetings of the Board of Directors.

         Board Committees

         Audit Committee. The Audit Committee was created in May 2000, with the responsibility of recommending to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (i) reviewing the scope and results of the audit with the independent auditors; (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors; (iii) considering the adequacy of the Company's internal accounting and control procedures; and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Committee currently consists of Mr. Flig.

         Compensation Committee. The Compensation Committee was created in May 2000, with responsibility for reviewing and advising the Board with respect to executive compensation affecting corporate officers subject to Section 162(m) of the Internal Revenue Code and such other executives as the Company's management may deem appropriate. The Committee also has responsibility for administration of the 1999 Stock Incentive Plan and compensation intended as performance-based compensation under the Code. The Committee also has the responsibility to fix all salaries, grant all stock options and approve all employment agreements for executives who are, or are expected to become, subject to Section 162(m). The Committee currently consists of Messrs. Flig and Shapss.

         Director Compensation

         Directors of the Company received a fee of $1,500 for each Board of Directors meeting attended in 2001. In addition, Directors were reimbursed for any of their travel expenses to and from such meetings.

         Compensation Committee Interlocks and Insider Participation. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the board of directors.

         Executive Compensation

         The following table sets forth, for the Company's last three fiscal years, the annual and long-term compensation of those persons who were the two Executive Officers of the Company.

                                              Annual Compensation           Long Term        All Other
                                                                            Compensation     Compensation
                                              -------------------------------------------------------------
   Name and Principal
        Position             Fiscal Year       Salary        Bonus ($)       Options (#)
-------------------------    ------------    ----------- -- ------------    --------------
Mark Streisfeld,                1999           $125,000             -0-               ---           $1,500
President                       2000           $133,334             -0-            50,000              -0-
                                2001           $175,000             -0-            20,000           $1,500

Alan Posner, CEO and            1999           $125,000             -0-               ---           $1,500
Chairman                        2000           $133,334             -0-            50,000              -0-
                                2001           $175,000             -0-            20,000           $1,500

All Directors and               1999           $250,000             -0-               ---           $7,500
Executive Officers as a         2000           $266,668             -0-           180,000          $15,000
Group(1)                        2001           $350,000             -0-           140,000           $7,500

------------------------

         (1) In 1999 and 2001, all directors and officers as a group consisted of 5 persons; in 2000 all directors and officers as a group consisted of 6 persons.

         Ongoing Plans or Arrangement

         Stock Option Plan. In August 1999, we adopted an Incentive Stock Option Plan. Under the Plan, the Board was authorized to issue up to 100,000 options to purchase the Company's stock to its employees, directors, consultants and agents in each year during the term of the Plan. On August 17, 2000, with the approval of the shareholders of the Company, the number of options to be granted under the Plan was increased to 1,000,000. The options granted under the Plan may be qualified or non-qualified. In 2001, approximately 430,000 options were granted under the Plan.

         Employment Contracts. We have entered into employment contracts with the following executive officers:

         Alan Posner. In January 2000, the Company entered into a four (4) year employment contract with Alan Posner to serve as Chief Executive Officer. Under the Agreement, Mr. Posner receives a base salary of $125,000 per year through October 31, 2000, $175,000 per year from November 1, 2000 through October 31, 2001 and $250,000 per year from November 1, 2001 through October 31, 2004. Pursuant to a separate agreement, Mr. Posner agreed to defer $75,500 of compensation due to him in 1999 to 2000. In addition, the Company agreed to issue Mr. Posner a total of 100,000 stock options under its 1999 Incentive Stock Option Plan in five (5) equal annual installments of 20,000 options each, commencing October 31, 2000.

         Mark Streisfeld. In January 2000, the Company entered into a four (4) year employment contract with Mark Streisfeld to serve as its president. Under the Agreement, Mr. Streisfeld receives a base salary of $125,000 per year through October 31, 2000, $175,000 per year from November 1, 2000 through October 31, 2001 and $250,000 per year from November 1, 2001 through October 31, 2004. Pursuant to a separate agreement, Mr. Streisfeld has agreed to defer $75,500 of compensation due to him in 1999 to 2000. In addition, the Company agreed to issue Mr. Streisfeld a total of 100,000 stock options under its 1999 Incentive Stock Option Plan in five (5) equal annual installments of 20,000 options each, commencing October 31, 2000.

         Report on Repricing of Options/SARS

         The Company has not repriced any options or stock appreciation rights.


                             PRINCIPAL STOCKHOLDERS

         The following table provides information as of March 15, 2002 as to the ownership of common stock by: (i) each person known by the Company to be the beneficial owner of five (5%) percent or more of the common stock; (ii) each director and nominee for election as a director of the Company; (iii) each of the Company's executive officers; and (iv) all directors and executive officers of the Company as a group. The table excludes any of the shares being registered hereunder.

                                                                              Shares of Common
                               Number of Shares          Percent of           Stock Obtainable
                                of Common Stock         Common Stock        Under Stock Options     Exercise of
    Name and Title of         Beneficially Owned        Beneficially             Currently             Stock
       Shareholder                    (1)                   Owned             Outstanding (2)         Options
--------------------------    --------------------    ------------------    ---------------------   -------------
Alan Posner (3)                      1,577,791(4)           21.0%                         70,000           $1.00
(CEO and Director)

Mark Streisfeld (5)
(President and Director)             1,690,291(6)           22.5%                         70,000           $1.00

Joel Flig (7) (Director)                    5,000            -0-                           5,000           $1.00

Gene Kreuscher (8)
(Director)                                  5,000            -0-                          50,000           $0.01

Ronald Shapss (9)
(Director)                                275,972           3.7%                          50,000           $1.00

All Directors and
Officers as a Group
(5 Persons)                             3,554,054           47.4%                        245,000

                      SERIES II CONVERTIBLE PREFERRED STOCK

                                            Number of
                                            Shares of            Percent of           Number of Shares of
                                            Series II             Series II            Common Stock Into
                                           Convertible           Convertible            Which Series II
                                         Preferred Stock       Preferred Stock       Convertible Preferred
                                           Beneficially         Beneficially               Stock are
           Name of Shareholder               Owned(1)               Owned               Convertible(11)
     --------------------------------    -----------------    ------------------    ------------------------
     U.S. Bancorp Investments,
     Inc.(10)
     (5% beneficial owner)                    8,230                 100%                 5,228,281(12)

--------------------------

(1) Unless otherwise indicated, the persons or entities identified in these tables have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2) All Stock Options expire between May 31, 2010 and September 30, 2011.

(3) The address for Mr. Posner is c/o ChampionLyte Products, Inc., 1356 N.W. Boca Raton Blvd., Boca Raton, FL 33432.

(4) Includes 577,500 shares of common stock which were issued to Mr. Posner upon conversion of his 1,750 shares of Series I Preferred Stock in December 2001.

(5) The address for Mr. Streisfeld is c/o ChampionLyte Products, Inc., 1356 N.W. Boca Raton Blvd., Boca Raton, FL 33432.

(6) Includes 577,500 shares of common stock which were issued to Mr. Streisfeld upon conversion of his 1,750 shares of Series I Preferred Stock in December 2001.

(7) The address for Mr. Flig is 512 Seventh Avenue, New York, NY 10018.

(8) The address for Mr. Kreuscher is 69 Kenwood Road, Bohemia, NY 11716.

(9) The address for Mr. Shapss is 75 Montebello Road, Suffern, NY 10901-3746.

(10) The address for U.S. Bancorp Investments, Inc. is 11766 Wilshire Blvd., Suite 870, Los Angeles, California 90025.

(11) As of December 31, 2001.

(12) U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc., and certain of its designees, beneficially own 698,948 Common Stock Purchase Warrants of the Company. Each Common Stock Purchase Warrant is exercisable at $1.75 per Common share. These warrants are not included in the total shares of Common Stock into which the Series II Convertible Preferred Stock are convertible in the above chart.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Aronauer, Goldfarb, Sills & Re, LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 2000 and 2001 have been included herein in reliance upon the reports of Radin Glass & Co., LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. For further information with respect to ChampionLyte Products, Inc. and the common stock, reference is made to the registration statement and exhibits filed therewith. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         You may read and copy any document we file on the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         Since January 2000, we have been subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statement and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's web site, which is described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES

Independent Auditors' Report.................................................F-2

Consolidated Balance Sheet...................................................F-3

Consolidated Statement of Operations.........................................F-4

Consolidated Statement of Stockholders' Deficiency...........................F-5

Consolidated Statement of Cash Flows.........................................F-6

Notes to Consolidated Financial Statements............................F-7 - F-19

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
ChampionLyte Products, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of ChampionLyte Products, Inc. and subsidiaries as of December 31, 2001, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChampionLyte Products, Inc. and subsidiaries, for the years ended December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that ChampionLyte Products, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                    /S/ Radin Glass & Co., LLP
                                                    Radin Glass & Co., LLP
                                                    Certified Public Accountants
New York, New York
March 1, 2002

                    CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES
                    --------------------------------------------
                       (FORMERLY MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARIES)

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2001


                                     ASSETS

Current assets:
     Cash and cash equivalents                                     $     64,326
     Marketable securities - available-for-sale                         990,279
     Accounts receivable, net                                           108,304
     Other receivable                                                   100,000
     Inventory                                                           24,487
     Advances - officers                                                  2,115
     Prepaid expenses                                                    52,392
                                                                   -------------
        Total current assets                                          1,341,903

Property and equipment, net                                             179,810

Licensing agreement, net                                                134,933

Deposits                                                                 11,246
                                                                   -------------

                                                                   $  1,667,892
                                                                   =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable                                              $    263,514
     Accrued expenses and other current liabilities                     186,764
     Current portion of note payable                                      3,353
                                                                   -------------
        Total current liabilities                                       453,631
                                                                   -------------

Note payable, net of current portion                                      8,640

Series II redeemable convertible preferred stock, par
     value $.01 - authorized 8,500 shares, 8,230 shares
     issued and outstanding (liquidation value $8,230,000)            8,229,727

Commitments and contingency                                                   -

Stockholders' deficiency:
     Series I convertible preferred stock,  par value $1.00
        - authorized 100,000 shares, 3,500 shares issued
        and outstanding                                                       -
     Common stock, par value $.001 - authorized 40,000,000
        shares, issued and outstanding 7,501,399                          7,502
     Additional paid-in capital                                       4,926,058
     Deferred compensation                                              (91,602)
     Accumulated other comprehensive income - unrealized gain
        on marketable securities                                         12,681
     Accumulated deficit                                            (11,878,745)
                                                                   -------------
        Total stockholders' deficiency                               (7,024,106)
                                                                   -------------

                                                                   $  1,667,892
                                                                   =============


                 See notes to consolidated financial statements

                  CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES
             (FORMERLY MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARIES)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              Years Ended December 31,
                                                             ----------------------------
                                                                 2001           2000
                                                             -------------  -------------
Net sales                                                    $  1,245,107   $  1,023,946

Cost of goods sold                                                747,267        598,389
                                                             -------------  -------------

Gross profit                                                      497,840        425,557

Selling, general and administrative                             5,248,936      3,662,514
                                                             -------------  -------------

Loss from operations                                           (4,751,096)    (3,236,957)

Other income (expense):
  Investment income                                               234,405        159,234
  Interest expense                                                (14,291)      (990,600)
  Loss on impairment of inventory                                (139,575)             -
  Expenses relating to conversion of notes to
    Series II preferred stock                                    (898,605)             -
                                                             -------------  -------------

Other expenses, net                                              (818,066)      (831,366)
                                                             -------------  -------------

Net loss                                                       (5,569,162)    (4,068,323)

Series II preferred dividends                                     399,965              -
                                                             -------------  -------------

Net loss available to common shareholders                    $ (5,969,127)  $ (4,068,323)
                                                             =============  =============

Loss per common share available to shareholders
  - basic and diluted                                        $      (0.93)  $      (0.66)
                                                             =============  =============

Weighted average number of common shares
  outstanding - basic and diluted                               6,427,168      6,139,122
                                                             =============  =============

Other comprehensive loss:

Net loss                                                     $ (5,569,162)  $ (4,068,323)

Unrealized gain from marketable securities                         12,681         60,992
                                                             -------------  -------------

Comprehensive loss                                           $ (5,556,481)  $ (4,007,331)
                                                             =============  =============






                 See notes to consolidated financial statements
                                      F-4

                                            CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES
                                        (FORMERLY MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARIES)

                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY


                                               Series I Convertible                           Unrealized
                              Common Stock       Preferred Stock     Addtional                  Gain on                    Total
                          -------------------- --------------------   Paid-in     Deferred      Certain   Accumulated  Stockholders'
                             Shares     Amount    Shares    Amount    Capital   Compensation  Investments   Deficit      Deficiency
                          ------------ ------- ----------- -------- ----------- ------------- ----------- ------------- ------------
Balance, December 31, 1999  5,736,500  $5,737       3,500  $ 3,500  $2,173,679  $          -  $        -  $ (2,241,260) $   (58,344)

Issuance of common stock      450,000     450           -        -     449,550             -           -             -      450,000

Capital contributions               -       -           -        -     116,044             -           -             -      116,044

Issuance of options for
  services                          -       -           -        -     105,020       (82,891)          -             -       22,129

Issuance of common stock
  for services                164,899     165           -        -     362,960             -           -             -      363,125

Effect of change in fair
  value of available-for
  -sale securities                  -       -           -        -           -             -      60,992             -       60,992

Issuance of warrants with
  convertible notes                 -       -           -        -   1,357,922             -           -             -    1,357,922

Exercise of stock purchase
  option                       25,000      25           -        -      24,975             -           -             -       25,000

Net loss                            -       -           -        -           -             -           -    (4,068,323)  (4,068,323)
                          ------------ ------- ----------- -------- ----------- ------------- ----------- ------------- ------------

Balance, December 31, 2000  6,376,399   6,377       3,500    3,500   4,590,150       (82,891)     60,992    (6,309,583)  (1,731,455)

Issuance of common stock
  for services                 15,000      15           -        -      23,260             -           -             -       23,275

Issuance of options for
  services                          -       -           -        -     330,258        (8,711)          -             -      321,547

Effect of change in fair
  value of available-for
  -sale securities                  -       -           -        -           -             -     (48,311)            -      (48,311)

Repurchase of shares in
  settlement with
  consultant                  (95,000)    (95)          -        -     (24,905)            -           -             -      (25,000)

Exercise of stock
  options                      50,000      50           -        -       4,950             -           -             -        5,000

Conversion of Series I
  Preferred Stock           1,155,000   1,155      (3,500)  (3,500)      2,345             -           -             -            -

Net loss                            -       -           -        -           -             -           -    (5,569,162)  (5,569,162)
                          ------------ ------- ----------- -------- ----------- ------------- ----------- ------------- ------------

December 31, 2001           7,501,399  $7,502           -  $     -  $4,926,058  $    (91,602) $   12,681  $(11,878,745) $(7,024,106)
                          ============ ======= =========== ======== =========== ============= =========== ============= ============


                                        See notes to consolidated financial statements
                                                              F-5

                                CHAMPIONLYTE PRODUCTS, INC. AND SUBSIDIARIES
                        (FORMERLY MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARIES)

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                             Years Ended December 31,
                                                                          -------------------------------
                                                                              2001             2000
                                                                          --------------   --------------

Cash flows from operating activities:
    Net loss                                                              $  (5,569,162)   $  (4,068,323)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation and amortization                                         343,424          363,329
          Common stock and options issued for services                          344,822          385,254
          Amortization of debt discount                                         635,442          735,541
    Changes in current assets and liabilities:
       Accounts receivable                                                       (4,334)         (60,677)
       Other receivable                                                        (100,000)               -
       Inventory                                                                 78,780          (56,083)
       Advances                                                                  (2,115)               -
       Prepaid expenses                                                          62,907         (115,299)
       Deposits                                                                    (200)         (11,046)
       Accounts payable                                                          72,286           38,878
       Accrued expenses and other current liabilities                            92,796          (31,110)
                                                                          --------------   --------------
Net cash used in operating activities                                        (4,045,354)      (2,819,536)
                                                                          --------------   --------------

Cash flows from investing activities:
       Purchase of marketable securities                                      2,761,104       (3,738,702)
       Repayment of advances to officers                                              -           99,000
       Repurchase of shares for settlement of consulting agreement              (25,000)               -
       Capital expenditures                                                     (85,042)        (155,213)
                                                                          --------------   --------------
Net cash used in investing activities                                         2,651,062       (3,794,915)
                                                                          --------------   --------------

Cash flows from financing activities:
       Proceeds from issuance of common stock and warrants                            -          475,000
       Exercise of stock options                                                  5,000                -
       Proceeds from loans and notes payable                                          -           17,184
       Principal payments on notes payable                                       (3,066)          (2,125)
       Proceeds from issuance of convertible notes                                    -        8,000,000
       Debt issue costs                                                               -         (602,667)
       Capital contribution                                                           -          116,044
                                                                          --------------   --------------
Net cash used in financing activities                                             1,934        8,003,436
                                                                          --------------   --------------

Net decrease in cash                                                         (1,392,358)       1,388,985

Cash, beginning of year                                                       1,456,684           67,699
                                                                          --------------   --------------

Cash, end of period                                                       $      64,326    $   1,456,684
                                                                          ==============   ==============

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year:
    Interest expense                                                      $           -    $      36,971
                                                                          ==============   ==============
    Income taxes                                                          $           -    $           -
                                                                          ==============   ==============

Noncash investing and financing activities:
    Conversion of note payable to Series II preferred stock               $   8,229,727    $           -
                                                                          ==============   ==============
    Issuance of warrants in conjunction with convertible notes payable    $           -    $   1,357,922
                                                                          ==============   ==============



                          See notes to consolidated financial statements
                                                 F-6

                           CHAMPIONLYTE PRODUCTS, INC.
             (FORMERLY MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000


1.       BUSINESS AND BASIS OF PRESENTATION:
         -----------------------------------

         Business:

         The Old Fashioned Syrup Company, Inc. ("Old Fashioned"), a Florida corporation, was formed in November 1996 for the purpose of developing sugar-free, fat-free, cholesterol-free chocolate-flavored syrup to market and sell principally to retailers and food service customers located throughout the United States. The Old Fashioned Egg Cream Company and The Original Egg Cream Company, both subsidiaries of Old Fashioned, were incorporated in 1993 in the state of Florida.

         During January 1999, Old Fashioned was acquired by Meridian USA Holdings, Inc. ("Meridian"), a Florida corporation, for 3,026,794 shares of Meridian common stock and 3,500 shares of its Series I Convertible Preferred Stock (the "Exchange") for all of the shares of Old Fashioned and its subsidiaries. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Old Fashioned, pursuant to which Old Fashioned is treated as the continuing entity.

         In August 1999, the Company formed ChampionLyte, Inc. ("ChampionLyte"), a New York corporation, to market its sugar-free, calorie-free, sports refresher beverage, ChampionLyte. The Company did not commence sales activities until the fourth quarter of 2000.

         On October 2, 2001, with the majority consent of its shareholders, Meridian changed its name to ChampionLyte Products, Inc. (the "Company").

         Basis of Presentation:

         Since its inception, the Company has incurred significant operating losses. The Company has limited assets on hand and will be unable to sustain operations for a prolonged period of time. The Company will have to obtain additional capital or generate additional revenue in order to continue operations. The Company is actively engaged in pursuing additional sources of capital. However, the Company's management has indicated that if it is unable to successfully raise additional capital or it is unable to generate additional revenue in the near future, the Company may cease operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a. Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated.

        b. Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        c. Cash and cash equivalents - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

        d. Marketable securities - Investments in marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included in accumulated other comprehensive income (loss), which is a component of stockholders' deficiency. At December 31, 2001, the Company's portfolio consisted of U.S. government agency securities and mutual funds.

        e. Allowance for accounts receivable- The Company records a bad debt expense/allowance based on specific receivable basis. All outstanding accounts receivable accounts are reviewed for collectibility on an individual basis. At December 31, 2001 the allowance for accounts receivable was $27,239.

        f. Revenue recognition - Revenues are recognized as products are received by customers.

        g. Inventory - Inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2001 predominately all inventory on-hand was finished goods.

        At December 31, 2001, the Company's management agreed upon the change of the formulation of the sports refresher beverage, ChampionLyte.
        The remaining inventory of ChampionLyte was determined to be obsolete and therefore written off.

        h. Property and equipment - Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the life of the appropriate lease.

        i. Concentration of risk - Credit losses, if any, have been provided for in the financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual or significant risks, in the normal course of business.

        j. Income taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

        k. Net loss per share - Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

        l. Fair value of financial instruments - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

        m. Licensing agreement - The licensing agreement is amortized on a straight-line basis over ten years.

        n. Advertising costs - Advertising costs are expensed as incurred. Total advertising costs charged to operations for the years ended December 31, 2001 and 2000 amounted to $2,292,688 and $973,550, respectively.

        o. Impairment of long-lived assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2001, the Company believes that there has been no impairment of its long-lived assets.

        p. Stock options - The Company accounts for all transactions under which employees, officers and directors receive shares of stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employees, officers and directors stock option plan other than for those options issued to non-employees for consulting services.

        q. Comprehensive income - The Company has adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of stockholders' deficiency and in the balance sheet as of component of stockholders' deficiency.

        r.      Recent accounting pronouncements

                In June 2001, the FASB issued SFAS No. 141, "Business Combination", SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations",. SFAS No. 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interest method of accounting for business combinations initiated after June 30, 2001. It also requires that the Company recognize acquired intangible assets apart from goodwill. SFAS No. 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost, which will be effective for financial statements issued for fiscal years beginning after June 15, 2002.

                In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which basically further clarifies SFAS No. 121 and methods of quantifying potential impairments or disposal of assets as well as the related reporting of such impairments or disposals.

                The adoption of SFAS No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144 is not expected to have a material effect on the Company's financial position, results of operations and cash flows.

3.       RELATED PARTY TRANSACTIONS

         As of December 31, 2001 the Company has advances of $2,115 due from two officers of the Company. Such advances are short-term in nature and do not bear interest.

4.       PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following:
                                                                                           December 31,
                                                                               -------------------------------------
                                                            Useful Life             2001                 2000
                                                          -----------------    ---------------     -----------------
          Carts                                               5 Years          $      62,500       $         62,500
          Office Furniture and Equipment                      5 Years                 80,280                 63,604
          Coolers                                             5 Years                 34,199                 17,046
          Leasehold Improvements                              5 Years                 25,873                 23,579
          Vehicles                                            5 Years                116,676                 67,757
                                                                               ---------------     -----------------
                                                                                     319,528                234,486
          Accumulated Depreciation                                                  (139,718)               (90,116)
                                                                               ---------------     -----------------
                                                                               $     179,810       $        144,370
                                                                               ===============     =================

         Depreciation expense was $49,602 and $19,285 for the years ended December 31, 2001 and 2000, respectively.

5.       LICENSING AGREEMENT

         The Company entered into a ten year license agreement, effective January 20, 1999, and as amended in October 1999, with Cumberland Packing Corp. ("Cumberland"), a New York corporation, for the right to use their "Sweet `N Low" Trademark in order to market the Company's sugar-free, fat-free, cholesterol-free chocolate, vanilla and strawberry flavored syrup products.

         Licensing agreement as of December 31, 2001 and 2000 is as follows:

                                                                                    December 31,
                                                                        -------------------------------------
                                                    Useful Life              2001                  2000
                                                  ----------------      ---------------       ---------------
         Licensing Agreement                         10 Years           $      176,000        $      176,000
         Less: accumulated amortization                                         41,067                23,467
                                                                        ---------------       ---------------
                                                                        $      134,933        $      152,533
                                                                        ===============       ===============

     (See Note 8 for equity rights and Note 13 for minimum royalty commitments.)

6.       NOTE PAYABLE

         In May 2000, the Company entered into a note payable of $17,184, the proceeds for which were used to acquire a vehicle. Such borrowing is secured by the vehicle and bears interest at 9% per annum, payable in sixty monthly installments.

7.       CONVERTIBLE NOTE PAYABLE

         On June 16, 2000, the Company entered into a convertible debt agreement with a bank. Such agreement includes a convertible note payable for $8,000,000. This note bears interest at 5.00% per annum and is automatically converted on June 15, 2001. The note may be converted prior to its mandatory conversion date by either the Company or the note holder upon satisfaction of certain conditions. The note is convertible into Series II Convertible Preferred Stock at one share for each $1,000 in debt, including accrued interest. The Company received net proceeds of $7,366,334 and recorded deferred financing costs of $602,666, to be amortized over one year. In the event the Company is sold or liquidated while any principal amount of the note is outstanding, the note will be due upon demand, including accrued interest. On May 11, 2000, the Company received bridge financing from the same note holders for $500,000, which debt was satisfied upon issuance of the convertible note. The Company has recorded $31,000 in interest expense related to the bridge financing.

         Along with the convertible note, the Company issued 698,948 warrants to acquire shares of the Company's common stock. The warrants are exercisable at $1.75 per share and expire seven years from the date of issuance. The Company has recorded these warrants as a discount to the convertible note for $1,357,922. The discount was derived from the Black-Scholes option-pricing model based on the following assumptions: expected stock price volatility of 128%; risk-free interest rate of 5.70%; and an expected 7-year life. The discount will be amortized as interest expense over one year. With respect to such discount, the Company recorded amortization expense of $735,540 for the period ended December 31, 2000.

         On January 8, 2001, US Bancorp converted its $8,000,000 convertible note along with accrued interest of $229,727 into 8,230 shares of the Company's Series II Convertible Preferred Stock. The Company amortized $622,382, the remaining balance of the discount on such note. Additionally, the Company expensed the balance of the deferred finance charges of $276,223, which were attributable to the issuance of the convertible note.

         As of December 31, 2001, had the Company's board of directors declared dividends, the Company would have accrued $399,965 in dividends on its Series II Convertible Preferred Stock. Such dividends accrue at the rate of 5% per annum.

8.       STOCKHOLDERS' DEFICIENCY

         In September 1999, in connection with the Cumberland agreement, the Company has granted warrants to purchase 385,000 shares of the Company's common stock at an exercise price equal to the greater of $2.50 per share or 50% of the average trading price for the Company's shares during the twenty days prior to the exercise of the warrants. The warrants expire on December 31, 2008 and management has estimated the value of the warrants, based on the Black-Scholes option-pricing model, in order to record $176,000 of deferred licensing cost. The deferred licensing cost is being amortized on a straight-line basis over ten years from the date the warrants were granted. Amortization expense charged to operations for the years ended December 31, 2001 and 2000 was approximately $17,600 and $17,600.

         From March 1, 2000 through June 30, 2000, the Company sold 450,000 shares of its restricted common stock at $1.00 per share and 250,000 options to purchase common stock for $450,000. The exercise price of the options issued was between $0.50 and $1.00 per share of common stock.

         On April 20, 2000, the Company issued 5,000 shares of its restricted common stock to a consultant. The Company has recorded $5,000 in compensation to reflect this transaction.

         On August 16, 2000, options to purchase 25,000 shares of restricted common stock were exercised at $1.00 per share.

         On August 17, 2000, with the approval of the shareholders of the Company, the number of authorized common shares was increased from 20,000,000 to 40,000,000.

         On September 27, 2000, the Company issued 120,000 shares of restricted common stock to a consultant for services rendered. The Company valued the restricted common stock at $264,000 and recorded compensation expense.

         In fourth quarter of 2000, the Company issued 40,000 shares of its restricted common stock to members of its board of directors and advisory board as well as shares to an executive. The Company recorded $94,125 in compensation to reflect this issuance.

         On January 11, 2001, the Company issued 3,810 options to acquire shares of the Company's common stock pursuant to a one-year consulting agreement. These options were valued at $6,740 or approximately $1.77 per option, which was imputed using the Black-Scholes option-pricing model with the following assumptions: expected stock price volatility of 104%; risk-free interest rate of 5.70%; and an expected life of one year. The value of the options was recorded as deferred compensation and will be amortized of the duration of the consulting agreement.

         On April 16, 2001, the Company issued 50,000 options to acquire shares of the Company's common stock to a member of its board of directors. Such options are exercisable at $0.10 per share. These options were valued at $23,585 or approximately $0.47 per option which was recognized under APB No. 25 based on the $0.47 intrinsic value of the options on the date of grant. The value of the options was recorded as compensation as of December 31, 2001. On October 3, 2001, such shares were exercised the Company received proceeds of $5,000 in regard to this exercise.

         In May 2001, the Company purchased back from a consultant 95,000 shares of its own common stock for $25,000. Such shares were placed into treasury and retired. Additionally, the remaining term of the consultant's agreement was terminated at the time of the repurchase of the shares.

         In 2001, the Company issued 15,000 shares to members of its board of directors and of its advisory board. Such shares were valued at an aggregate of $23,275 or averaging $1.55 per share. Such amount was recorded as compensation.

         During the year ended December 31, 2001, the Company issued 285,000 options to acquire shares of its common stock to consultants pursuant to agreements with terms ranging from six-months to one-year. The exercise price of these options range from $0.50 to $1.75. The Company valued the grant of these options at $217,042. Compensation is to be expensed over the term of the agreements. As of December 31, 2001, the Company has recorded $206,650 in compensation expense in relation to these consulting agreements.

         Additionally, the Company has recorded $82,891 in compensation expense for options issued in 2000 for which the services performed in 2001; these expenses were recorded as deferred compensation at December 31, 2000.

9.       CONVERTIBLE PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of preferred stock at .001 par value, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the shareholders. The Company has designated 100,000 shares of convertible preferred stock as Series I. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock. In December 2001 Series I Preferred Stock was converted into 1,155,000 shares of the Company's common stock.

         On June 16, 2000, the Company amended its articles of incorporation to designate Series II Convertible Preferred Stock ("Series II"). The Company authorized 8,500 shares of Series II stock, $.01 par value. Series II stock accrues preferred dividends at 5% per annum and each share is convertible in to approximately 588 shares of the Company's common stock based upon a $1.70 conversion price where each Series II share converts into a $1,000 unit of common stock. The conversion price may be adjusted one year from the date of issuance.

         The adjusted conversion price would be the lower of $1.70 or the average of the closing prices of the common stock for the ten-day period ending one year from the date of issuance. Additionally, these shares have the right of mandatory redemption ten years from the date of issuance.

10.      STOCK OPTION PLAN

         In August 1999 the Company's stockholders approved the adoption of an Incentive Stock Option Plan ("1999 Option Plan"), which allows the Board of Directors to grant options to employees and members of the Board of Directors. The 1999 Option Plan provides the Board of Directors the right to grant options to purchase up to a total of 100,000 share of the Company's common stock. On August 17, 2000, with the approval of the shareholders of the Company the number of shares available under the 1999 Option Plan was increased to 1,000,000. During fiscal year 2000 and 2001, 81,000 and 438,810 options have been granted under the 1999 Option Plan. As of December 31, 2000 and 2001, 305,000 non-plan options were issued and outstanding.

         For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the year ended December 31, 2001: annual dividends of $0.00, expected volatility of 128%, risk-free interest rate of 5.0% and expected lives varying on the option agreement.

         If the Company recognized compensation cost for the vested portion of the employee stock option plan in accordance with SFAS No. 123, the Company's net loss available to common shareholders would have been approximately, ($6,086,000) and ($0.95) per share for the year ended December 31, 2001. The value of the employee stock options not vested is approximately $14,000. Such stock options predominately vest over the next four years.

         The following tables summarize the Company's fixed stock options activity at December 31, 2001:

         Employee and Director's Stock Options:
                                                                                  Weighted Average
                                                              Shares               Exercise Price
                                                          ----------------      ---------------------
         Outstanding at December 31, 1999                        -              $                  -
             Granted                                              200,000                       1.00
             Exercised                                           -                                 -
             Expired or Cancelled                                -                                 -
                                                          ----------------      ---------------------
         Outstanding at December 31, 2000                         200,000                       1.00
             Granted                                              100,000                        .86
             Exercised                                           -                                 -
             Expired or Cancelled                                (50,000)                        .50
                                                          ----------------      ---------------------
         Outstanding at December 31, 2001                         250,000       $               1.04
                                                          ================      =====================

         Information, at date of issuance, regarding stock option grants during the two years ended December 31, 2001 and 2000:

                                                                                Weighted-Average       Weighted-Average
                                                                Shares          Exercise Price          Fair Value
                                                             --------------     ----------------       --------------
       Year ended December 31, 2000:
       Exercise price exceeds market price                               -      $           -          $           -
       Exercise price equals market price                           20,000      $        1.00          $        1.00
       Exercise price is less than market price                    180,000      $        1.00          $        2.50

       Year ended December 31, 2001:
       Exercise price exceeds market price                               -      $           -          $           -
       Exercise price equals market price                           50,000      $        1.22          $        1.22
       Exercise price is less than market price                          -      $           -          $           -

         The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                                                   Outstanding and exercisable
                                             ------------------------------------------------------------------------
                                                 Number          Weighted-Average     Weighted            Number
                                                                                      Average
                                                                   Remaining          Exercise
                                               Outstanding       Life in Years         Price           Exercisable
                                             ----------------    --------------     -------------     ---------------
      Range of exercise prices:
      $.50 to $.75                                    10,000              9.75      $        .60              10,000
      $.76 to $1.00                                  200,000              8.55      $       1.00             185,000
      $1.01 to $1.38                                  40,000              9.25      $       1.38              40,000


                                      F-14

         Non-employee stock options:
                                                                                  Weighted Average
                                                              Shares               Exercise Price
                                                          ----------------      ---------------------
         Outstanding at December 31, 1999                          10,000       $               2.27
             Granted                                              211,000                        .67
             Exercised                                            (25,000)                      1.00
             Expired or Cancelled                                       -                          -
                                                          ----------------      ---------------------
         Outstanding at December 31, 2000                         196,000                        .71
             Granted                                              338,810                       1.06
             Exercised                                            (50,000)                       .10
             Expired or Cancelled                                 (10,000)                      2.27
                                                          ----------------      ---------------------
         Outstanding at December 31, 2001                         474,810       $                .99
                                                          ================      =====================

         Information, at date of issuance, regarding stock option grants during the two years ended December 31, 2001 and 2000:

                                                                                Weighted-Average       Weighted-Average
                                                                Shares           Exercise Price          Fair Value
                                                             --------------     ----------------       --------------
       Year ended December 31, 2000:
       Exercise price exceeds market price                               -      $             -         $          -
       Exercise price equals market price                                -      $             -         $          -
       Exercise price is less than market price                    211,000      $           .67         $       1.93

       Year ended December 31, 2001:
       Exercise price exceeds market price                         200,000      $           .98         $        .93
       Exercise price equals market price                                -      $             -         $          -
       Exercise price is less than market price                    138,810      $           .45         $       1.03

         The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                                                   Outstanding and exercisable
                                             ------------------------------------------------------------------------
                                                 Number          Weighted-Average     Weighted            Number
                                                                                      Average
                                                                   Remaining          Exercise
                                               Outstanding       Life in Years         Price           Exercisable
                                             ----------------    --------------     -------------     ---------------
      Range of exercise prices:
      $.001 to $.50                                  181,000              3.28      $        .49             181,000
      $.51 to $1.00                                   93,810              4.08      $        .91              93,810
      $1.01 to $1.50                                 200,000              4.75      $       1.48             200,000

11.      INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At December 31, 2001 and 2000, a valuation allowance for the full amount of the deferred tax asset was recorded because of operating losses incurred and the uncertainties as to the amount of taxable income that would be generated in the future years.

         The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
         (loss) before provision for income taxes is as follows:

                                                                                       December 31,
                                                                       ---------------------------------------------
                                                                              2001                     2000
                                                                       -------------------      --------------------
             Taxes benefit computed at statutory rate                  $       (2,172,000)      $       (1,239,000)
             Losses for which no tax benefit realized                           2,172,000                1,239,000
                                                                       -------------------      --------------------
             Net income tax benefit                                    $                -       $                -
                                                                       ===================      ====================

         The Company has a net operating loss carryforward for tax purposes totaling approximately $9,510,000 at December 31, 2001 expiring through the year 2021.

         Listed below are the tax effects of the items related to the Company's net tax asset:

                                                                                December 31, 2001
                                                                            --------------------------
             Tax benefit of net operating loss carryforward                 $               3,709,000
             Valuation Allowance                                                           (3,709,000)
                                                                            --------------------------
             Net deferred tax asset recorded                                $                       -
                                                                            ==========================

12.      SEGMENT INFORMATION

         The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which the chief operating decision maker or decision making group, in making decisions how to allocate resources and assess performance. Prior to January 1, 2000, the Company operated in principally one segment, its syrup products. To date however, with the inclusion of the Company's isotonic refresher products it views that there is now effectively two operating segments. Key financial information by operating segment for December 31, 2001 and 2000 and for the years then ended is as follows:

                                                                      Isotonic
                                                     Syrup            Refresher        Adjustments (1)       Consolidated
                                                 --------------    ---------------    ----------------     -----------------
    Year Ended December 31, 2001:
    Net sales to unaffiliated customers          $     876,476     $      368,631     $             -      $      1,245,107
    Investment income                                        -                  -             234,405               234,405
    Interest expense                                         -                  -              14,291                14,291
    Depreciation                                             -              7,026              42,576                49,602
    Segment loss                                       713,154          2,555,625           2,300,384             5,569,162
    Segment assets                                     268,736            208,746           1,190,410             1,667,892
    Long-lived asset expenditures                            -             25,280              59,762                85,042

                                                                     Isotonic
                                                     Syrup           Refresher       Adjustments (1)         Consolidated
                                                 --------------    -------------    -----------------     -----------------
    Year Ended December 31, 2000:
    Net sales to unaffiliated customers          $     997,663     $     26,283     $              -      $      1,023,946
    Investment income                                        -                -              159,234               159,234
    Interest expense                                         -                -              990,600               990,600
    Depreciation                                             -              394               18,891                19,285
    Segment loss                                     2,371,741          147,358            1,549,224             4,068,323
    Segment assets                                     411,983          214,503            5,536,599             6,163,085
    Long-lived asset expenditures                            -           17,046              138,167               155,213

(1) This column represents the amount of non-segment information necessary to reconcile reportable segment information with consolidated totals.

13.      COMMITMENTS AND CONTINGENCY

         Commitments:

         Operating Leases - On October 3, 2000, the Company entered into a five-year lease for office space. The lease commenced on November 1, 2000 and monthly rental payments are approximately $5,256. The monthly rent will increase approximately 3% per annum over the term of the lease. The future minimum lease payments are as follows:

                        2002                                    61,591
                        2003                                    63,755
                        2004                                    67,245
                        2005                                    57,432
                                                     ------------------
                                                     $         309,820
                                                     ==================

         Rent expense for the years ended December 31, 2001 and 2000 totaled $81,475 and $35,816 respectively.

        Employment Contracts:

         On March 15, 2000, the Company entered into an employment agreement with an executive. The agreement is for a term of two years with an annual compensation of $90,000. Such executive will also be entitled to 1.5% of sales net of all discounts, claims, allowances and bad debts. Additionally, this individual will be granted 5,000 shares of the Company's common stock after the thirtieth day of employment, such shares were subsequently issued in November 2000 (see Note 8 Stockholders' Deficiency).

         On October 2, 2000, the Company entered into an agreement with its vice president of finance for a term of one year. Under the agreement, this individual will receive a salary of $90,000 per year. The Company also has agreed to cover reasonably expected benefits and to issue 20,000 options to purchase shares of the Company's common stock at $1.00 per share vesting at a rate of 5,000 options per year commencing September 30, 2001.

         On October 1, 2001, the Company renewed its one-year employment agreement with its vice president of finance. Under this agreement the executive will be paid $95,000 and is entitled to all customary and usual benefits. Additionally, the executive has been issued 10,000 options to acquire shares of the Company's common stock at an exercise price of $0.60.

         Consulting Agreements:

         On October 1, 2000, the Company entered into a five year consulting agreement with a consultant. The consultant will provide sales and marketing services. The Company paid 100,000 upon signing this agreement, for services previously rendered, and will pay an additional $250,000 in equal monthly installments over the term of the agreement.

         On November 7, 2000, the Company entered into a one-year endorsement agreement with a professional athlete. This agreement gives the Company the rights to utilize this individual's likeness in its ChampionLyte product advertisements. The individual received $60,000 and 10,000 options to acquire shares of the Company's common stock. The cash portion was recorded as a prepaid expense and will be amortized over the term of the agreement. The options are exercisable at $0.50 per share and the Company recorded approximately $20,100 in deferred compensation that is amortized over the term of the agreement. At December 31, 2000, the Company recorded approximately $13,300 in compensation in relation to this agreement.

         Also, on November 7, 2000, the Company entered into a one-year agreement with a consultant for sports marketing services. The Company paid $10,000 and will issue to the consultant 28,000 options to purchase shares of the Company's restricted common stock at $0.50 per share. These options will be issued at a rate of 7,000 options per quarter with the first 7,000 issued upon the execution of the agreement. The Company has recorded approximately $60,000 in deferred compensation to record the value of the options issued, such deferral shall be expensed over the term of the agreement. At December 31, 2000, the Company has recorded compensation of approximately $11,700 due to this agreement.

         On December 18, 2000, the Company entered into a one-year consulting agreement with a public relations firm. Under this agreement, the consultant will receive a $2,000 a month retainer. Additionally, the consultant has received 18,000 options to acquire shares of the Company's common stock. The options are exercisable at $0.50 per share and vest ninety days after the date of issuance, and the Company has recorded approximately $19,000 in deferred compensation and $3,000 in compensation expense.

         During the year ended December 31, 2001, the Company issued 285,000 options to acquire shares of its common stock to consultants pursuant to agreements with terms ranging from six-months to one-year. The exercise price of these options range from $0.50 to $1.75. The Company valued the grant of these options at $217,042. Compensation is to be expensed over the term of the agreements.

         Royalty Agreements

         Pursuant to various agreements, the Company is obligated to pay royalties for use of certain licensed amounts based upon a percentage of net sales, subject to an annual minimum guaranteed royalty. Future minimum royalty payments under all noncancellble agreements as of December 31, 2000 are as follows:

                         2002                  $          80,000
                         2003                            100,000
                         2004                            115,000
                         2005                            130,000
                         2006                            145,000
                      Thereafter                         350,000
                                                   --------------
                                               $         920,000
                                                   ==============

         Contingency:

         During 2001 a suit was filed against the Company alleging that its trademarked refresher drink name, ChampionLyte, violated the plaintiff's trademark. The Company believes it will prevail in this case and intends to defend its trademark vigorously.


14.      SUBSEQUENT EVENT

         In February 2002, the Company entered into an employment agreement with its acting chief operating officer. The term of this agreement is three-months and the compensation the executive will receive is 100,000 options to purchase shares of the Company's common stock at $0.10. per share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth fees and expenses payable by the Company (other than underwriting discounts and commissions) in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimated except for the Securities and Exchange Commission registration fee.


                                     AMOUNT

Securities and Exchange Commission registration fee           $    2,821.00
Legal fees and expenses                                           20,000.00
Accounting fees and expenses                                      10,000.00
Printing and engraving expenses                                    5,000.00
Registrar and transfer agent fees                                  1,500.00
Miscellaneous expenses                                             2,500.00
                                                              --------------
      Total                                                   $   41,821.00


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation and the Company's Bylaws provide that the Company may, to the fullest extent permitted by law, indemnify all officers and directors of the Company.

         Section 607.850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

         Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporation management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         The Company maintains a director and officer liability insurance policy insuring directors and officers of the Company against certain liabilities.

                     RECENT SALES OF UNREGISTERED SECURITIES

         From March 2000 through June 30, 2000, the Company issued 450,000 shares of its common stock at $1.00 per share, aggregating proceeds of $450,000. Additionally, the Company issued 250,000 options to purchase shares of the Company's common stock. The exercise price of the options issued was between $.005 and $1.00 per share of common stock.

         In April 2000, the Company issued 5,000 shares of common stock to Pavillion Investors, Inc. The Company has recorded $8,125 in noncash compensation to reflect this transaction.

         On June 16, 2000, we issued our Series A Convertible 5% Promissory Note due June 30, 2010 to U.S. Bancorp in exchange for $8,000,000. The Note is convertible into Series II Convertible Preferred Stock. See Description of Capital Stock.

         On August 16, 2000, 25,000 options to purchase shares of the Company's common stock were exercised at $1.00 per share by James Rippon.

         On September 27, 2000, the Company issued 120,000 shares of its common stock to a consultant, Market Voice, Inc., for services rendered. The Company recorded $264,000 in compensation expenses based on the fair value of the stock on the date of issuance, less a discount for the restrictive legend on the shares issued. On April 30, 2001, the Company repurchased 95,000 of such shares, which were then retired.

         In October 2000, the Company issued 5,000 shares of common stock to Ami Sharaby, a member of the Company's advisory board.

         In April 2001, options to purchase 50,000 shares of the Company's common stock were exercised at $.10 per share by Ronald Shapss, a director of the Company.

                                    EXHIBITS

         The following documents are filed as exhibits to this registration statement:

EXHIBIT DESCRIPTION

3.1      Articles of Incorporation, as amended.*
3.2      By-Laws.*
10.1 Employment Agreement dated October 2, 2000 between Christopher A. Valleau and Meridian USA Holdings, Inc.*
10.2 Stock Option Agreement dated October 2, 2000 between Christopher A. Valleau and Meridian USA Holdings, Inc.*
10.3 Lease Agreement dated November 1, 2000 between D&H Partnership and Meridian USA Holdings, Inc.*
10.4 Supplier Agreement dated July 12, 1999 between Beverage House, Inc., and The Old Fashioned Syrup Company, Inc.*
10.5 Loan agreement dated May 11, 2000, between U.S. Bancorp Libra and Meridian USA Holdings, Inc.*
10.6 Securities Purchase Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.*
10.7 Registration Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.*
10.8 Investor Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.*
10.9 Securityholders Agreement dated June 16, 2000 among Meridian USA Holdings, Inc., Alan Posner, Mark Streisfeld, Paul Galant, Joel Flig, Ronald Shapss and U.S. Bancorp Investments, Inc.*
10.10 Employment Agreement dated January 2000 between Mark Streisfeld and Meridian USA Holdings, Inc.*
10.11 Employment Agreement dated January 2000 between Alan Posner and Meridian USA Holdings, Inc.*
10.12 Employment Agreement dated March 15, 2000 between Steve Kreuscher and Meridian USA Holdings, Inc.*
10.13 Amended and Restated License Agreement dated September 24, 1999 between Cumberland Packing Corp. and The Old Fashioned Syrup Company, Inc.*
10.14 Co-Packer and Distribution Agreement dated September 21, 2001 between ChampionLyte, Inc. and Velda Farms, LLC.**
10.15 Employment Agreement dated February 5, 2002 between Don J. Blaustein and ChampionLyte Products, Inc.**
21.1     Subsidiaries of ChampionLyte Products, Inc.*
23.1     Consent of Radin, Glass & Co., LLP, independent auditors.**
24.1     Power of Attorney (included on signature page of Registration
         Statement).*
99.1 Articles of Amendment to Articles of Incorporation of Meridian USA Holdings, Inc.*
-------------------------
*        Previously filed.
**       Filed herewith.

                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty (20%) percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on April 25, 2002.


CHAMPIONLYTE PRODUCTS, INC.
(Registrant)

By: /s/ Mark Streisfeld
    --------------------------------
    MARK STREISFELD
    PRESIDENT and DIRECTOR



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark Streisfeld                                  April 25, 2002
---------------------------                          -------------------
Name:  Mark Streisfeld                               Date
Title: President
       and Director

/s/ Alan Posner                                      April 25, 2002
---------------------------                          -------------------
Name:  Alan Posner                                   Date
Title: Chief Executive
       Officer and Director

*                                                    April 25, 2002
---------------------------                          -------------------
Name:  Christopher A. Valleau                        Date
Title: Senior Financial
       Officer and Vice
       President - Finance

*                                                    April 25, 2002
---------------------------                          -------------------
Name:  Joel Flig                                     Date
Title: Director

*                                                    April 25, 2002
---------------------------                          -------------------
Name:  Eugene Kreuscher                              Date
Title: Director

*                                                    April 25, 2002
---------------------------                          -------------------
Name:  Ronald Shapss                                 Date
Title: Director

* By:/s/ Alan Posner
---------------------------
Alan Posner
Attorney-in-fact

                                  EXHIBIT INDEX

         Exhibit
         Number     Description

         5.1        Opinion of Aronauer, Goldfarb, Sills & Re, LLP.
         10.14 Co-Packer and Distribution Agreement dated September 21, 2001 between ChampionLyte, Inc. and Velda Farms, LLC.
         10.15 Employment Agreement dated February 5, 2002 between Don J. Blaustein and ChampionLyte Products, Inc.
         23.1       Consent of Radin, Glass & Co., LLP, independent auditors.